UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Vantage Drilling Company

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Vantage Drilling Company

NOTICE OF EXTRAORDINARY GENERAL MEETING

IN LIEU OF ANNUAL GENERAL MEETING

OF THE COMPANY

TO BE HELD ON MARCH 18, 2013

Notice is hereby given that the Extraordinary General Meeting in Lieu of Annual General Meeting (the “Meeting”) of Vantage Drilling Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), will be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, 51st Floor, Houston, Texas 77010, on Monday, March 18, 2013, at 9:30 a.m., Central Time, for the following proposals:

(1)	To elect nine nominees to serve on the Company’s Board of Directors (the “Board of Directors”) to hold office until the expiration of their term or until their successors are duly elected and qualified;

(2)	To approve an ordinary resolution to amend the Company’s 2007 Long-Term Incentive Compensation Plan (the “2007 LTIP”) to increase the number of ordinary shares authorized for issuance under the Plan;

(3)	To approve an ordinary resolution to ratify the material terms of executive officer performance goals to be used by the Compensation Committee for certain executives from the date of the Meeting to the date of the meeting of our shareholders to be held in 2018;

(4)	To approve an ordinary resolution to ratify the appointment of UHY LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

(5)	To approve, by a shareholder non-binding advisory vote, the compensation paid to the Company’s named executive officers, commonly referred to as a “Say on Pay” proposal;

(6)	To transact such other business as may properly come before the Meeting.

Any shareholder entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of the Company’s ordinary shares. This proxy statement and a copy of our Annual Report are available on our web site at www.vantagedrilling.com/proxy.

The Board of Directors has set January 22, 2013 as the record date for the Meeting. Only registered holders of the Company’s ordinary shares at the close of business on that date are entitled to receive notice of the Meeting and to attend and vote at the Meeting. All shareholders will be required to show proof that they held shares as of the record date in order to be admitted to the Meeting. If you are not a shareholder of record, but hold shares through a broker or nominee (in street name), you should provide proof of beneficial ownership on the record date for the Meeting, such as a recent account statement or a copy of the voting instruction card provided by your broker or nominee.

We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. The presence at the meeting, in person or by proxy of a majority of the ordinary shares outstanding on the record date shall constitute a quorum. It is important that your shares be voted at the Meeting. We urge you to read the proxy statement carefully, and to vote by telephone or Internet or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Meeting. Instructions are provided on the proxy card.

By order of the Board of Directors,

Christopher G. DeClaire
Company Secretary

February 15, 2013

i

Vantage Drilling Company

PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING

IN LIEU OF ANNUAL GENERAL MEETING

OF THE COMPANY

MARCH 18, 2013

GENERAL INFORMATION

The Board of Directors (the “Board of Directors”) of Vantage Drilling Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is soliciting your proxy for use at the Extraordinary General Meeting in Lieu of Annual General Meeting to be held on Monday, March 18, 2013, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, 51st Floor, Houston, Texas 77010 at 9:30 a.m., Central Time (the “Meeting”), and at any postponement or adjournment of the Meeting. This proxy statement provides information regarding the matters to be voted on at the Meeting, as well as other information that may be useful to you. This proxy statement and related materials are first being sent to our shareholders on or about February 15, 2013. Our registered office is located in the Cayman Islands at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our U.S. executive offices are located at 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, and our telephone number at this address is (281) 404-4700. Our website address is www.vantagedrilling.com. Information contained on, or accessible through, our website is not a part of this proxy statement. References in this proxy statement to “we,” “our,” and “us” are to Vantage Drilling Company.

Who Can Vote; Votes Per Share. Our ordinary shares, par value $0.001 per share, are our only outstanding class of voting securities. Registered holders of our ordinary shares at the close of business on January 22, 2013, the record date for the Meeting, will be entitled to notice of, and to vote at, the Meeting. As of the close of business on the record date, there were 299,646,937 ordinary shares issued and outstanding and held of record by seventeen registered holders. Each ordinary share is entitled to one vote on each proposal contained herein.

How to Vote; Submitting Your Proxy. You may vote by marking, signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. Alternatively you may vote by telephone, via the Internet, or in person by attending the Meeting. Only registered shareholders may vote in person at the Meeting. Instructions on how to vote by phone or via the Internet are set forth on the enclosed proxy card. If a proxy card is properly executed, the shares it represents will be voted at the Meeting in accordance with the instructions noted on the proxy. If no instructions are specified in the proxy card with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote your shares “FOR” the election of each nominee identified in Proposal 1 and each of Proposals 2 through 4.

Accessing Proxy Materials over the Internet. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and a copy of our Annual Report are available on our web site at www.vantagedrilling.com/proxy. Additionally, and in accordance with SEC rules, we maintain the proxy materials on our website in a manner that will not infringe on your anonymity if you access them.

Shares Registered in the Name of a Nominee. If your shares are held in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. A broker “non-vote” occurs when a broker or other nominee lacks discretionary power to vote and for which the broker or other nominee has not received specific voting instructions from the beneficial holder. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include ratification of the appointment of independent registered public accounting firm, but not the election of directors, amendment to the 2007 LTIP or the advisory vote on executive compensation. As such, brokers will have the authority to exercise discretion to vote shares only with respect to Proposal 4 because it involves a matter considered routine, but will not have the authority to exercise discretion to vote shares with respect to Proposals 1, 2, 3 or 5 because they involve non-routine matters. Your vote is especially important with respect to the election of directors and the amendment to the 2007 LTIP. If your shares are held by a broker, your broker cannot vote your shares for the election of directors or the amendment to the 2007 LTIP unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on the election of directors and the amendment to the 2007 LTIP promptly. If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the Meeting.

Revoking Your Proxy. If you hold shares registered directly in your name, you may revoke your proxy at any time before it is voted at the Meeting by sending a signed revocation thereof to Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention: Company Secretary, which we must receive by 11:59 p.m., Central Time, on March 17, 2013, by delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. If you have voted via the Internet, you may change your vote by voting again via the Internet. Attendance at the Meeting alone will not revoke any proxy. However, please note that if you hold your shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you want to cast your vote in person at the Meeting.

Proxy Solicitation. We will bear all costs and expenses of soliciting proxies from shareholders in connection with the matters to be voted on at the Meeting. We will request brokers, custodians, nominees, fiduciaries and other record holders to forward copies of our proxy and soliciting materials to beneficial owners and request authority for the exercise of proxies. In such cases, upon request, we will reimburse such holders for their reasonable out-of-pocket expenses incurred in connection with the solicitation. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges you may incur. We have retained Morrow & Co, L.L.C. to assist in the solicitation of proxies at a fee of approximately $15,000, plus out-of-pocket expenses. No additional compensation will be paid to our directors, officers, or other employees for their services in soliciting proxies for the Meeting.

Quorum, Voting Requirements and Broker Non-Votes. In order to establish a quorum at the Meeting, pursuant to our Memorandum and Articles of Association (our “M&A”), there must be present, either in person or by proxy, the holders of a majority of the ordinary shares entitled to vote at the Meeting. For purposes of determining a quorum, broker “non-votes” are counted as present and entitled to vote. The nine nominees for election as directors who are included in Proposal 1 and who receive the most “FOR” votes cast by the shareholders will be elected as our directors. In respect of all other proposals, to be approved, any such proposal must receive the affirmative vote of a majority of the ordinary shares present or represented by proxy and voting on such proposal. “Broker non-votes” and abstentions will not affect the outcome of any such proposals. The results of the advisory votes on executive compensation are not binding on the Board of Directors.

Voting Procedures and Tabulation. We have appointed a representative of Morrow & Co, L.L.C. as the inspector of elections to act at the Meeting and to make a written report thereof. Prior to the Meeting, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will assist and advise the chairman of the Meeting in order to ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the Meeting and the validity of proxies, ballots, and the poll voting procedure to be conducted at the Meeting, count all votes and ballots, and perform certain other duties. The determination of the chairman of the Meeting as to the validity of the qualification of any voter, the poll voting procedure, proxies and ballots will be final and binding.

(Proposal 1)

ELECTION OF DIRECTORS

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the nine nominees identified and discussed in the paragraphs below for election at the Meeting. Each nominee has been previously elected by shareholders to the Board of Directors. Each nominee, if elected, will hold office until the next annual general meeting or until his office is vacated in accordance with the procedure in our M&A. Each of the nominees has agreed to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. If any one of them becomes unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that event, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board of Directors does not presently contemplate that any of the nominees will become unavailable for election. See “Director Independence” for a discussion of the independence of the nominees.

The following table sets forth the names of the nominees proposed by the Board of Directors for election, their ages as of February 15, 2013 and certain other information with regard to each nominee.

Name	Age	Position
Paul A. Bragg	57	Chairman of the Board of Directors and Chief Executive Officer
Steven Bradshaw (1)	64	Director
Jorge E. Estrada (2), (3)	65	Director
Robert F. Grantham (1), (3)	54	Director
Marcelo D. Guiscardo (1)	60	Director
Ong Tian Khiam	70	Director
Duke R. Ligon (1), (2), (3)	71	Director
John C.G. O’Leary	57	Director
Steinar Thomassen (2), (3)	66	Lead Independent Director

(1)	Member of our Compensation Committee as of December 31, 2012.
(2)	Member of our Audit Committee as of December 31, 2012.
(3)	Member of our Nominating and Corporate Governance Committee as of December 31, 2012.

Paul A. Bragg, 57, has served as our Chairman of the Board of Directors and Chief Executive Officer, and of our predecessor Vantage Energy Services, Inc. (“Vantage Energy”), since September 2006. Qualifications and Experience. Mr. Bragg has over 34 years of direct industry experience. Prior to joining us, Mr. Bragg was affiliated with Pride International, Inc. (“Pride”), one of the world’s largest international drilling and oilfield services companies. From 1999 through 2005, Mr. Bragg served as the Chief Executive Officer of Pride. From 1997 through 1999, Mr. Bragg served as Pride’s Chief Operating Officer, and from 1993 through 1997, Mr. Bragg served as the Vice President and Chief Financial Officer of Pride. As a result of his three decades in the offshore drilling industry, Mr. Bragg is experienced in the operational and marketing strategies that are key to our development and success. Additionally, Mr. Bragg has significant experience as the chief executive of a public company, with extensive knowledge of public and private financing and board functions. Education: Mr. Bragg graduated from the University of Texas at Austin in 1977 with a B.B.A. in Accounting.

Directorships for the past five years: None, other than our Board of Directors.

Steven Bradshaw, 64, has served as one of our directors since April 2011. Qualifications and Experience. Mr. Bradshaw is currently a member of the Board of Directors and the Chairman of the Conflicts Committee of Blue Knight Energy Partners, LP, a publicly traded master limited partnership. From 2005 to 2009, Mr. Bradshaw was the Vice President of Administration and a new venture business advisor for Premium Drilling, Inc., an international offshore drilling contractor. From 1997 through 2001, and from 2004 through 2006, Mr. Bradshaw worked as a Managing Director for Global Logistics Solutions, a management and operations consulting group. From 2001 through 2003, Mr. Bradshaw served as the Executive Vice President of Skaugen Petrotrans, Inc., the United States subsidiary of I.M. Skaugen ASA, a publicly traded marine transportation services company. From 1989 to 1996, Mr. Bradshaw worked as the President of the Refined Products Division and an Executive Vice President of Marketing for the Kirby Corporation, a publicly traded transportation company. From 1981 through 1988, Mr. Bradshaw served as Market Development Manager and as Vice President—Sales for Kirby Corporation. From 1975 through 1980, Mr. Bradshaw worked as Terminals Manager for Midland Enterprises, Inc. Mr. Bradshaw served as a Lieutenant (j.g.) in the United States Navy from 1970 through 1973. Mr. Bradshaw’s extensive business experience, together with his work in the offshore and energy industries, provide a unique perspective as we further develop and expand our operations. Education. Mr. Bradshaw received a B.A. in Mathematics from the University of Missouri in 1970 and a M.B.A. from Harvard Business School in 1975.

Directorships for the past five years: Blue Knight Energy Partners, LP (2009 to present) and Premium Drilling (Cayman) Limited (2006 to 2009).

Jorge E. Estrada, 65, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience. Mr. Estrada has over 39 years of direct industry experience. From January 2002 to May 2005 he was employed by Pride in a business development capacity and from July 1993 to January 2002, Mr. Estrada was employed as a consultant to Pride. Mr. Estrada is also the President and Chief Executive Officer of JEMPSA Media and Entertainment. Mr. Estrada has a strong technical background and extensive experience in the offshore drilling industry. Mr. Estrada’s extensive experience in the offshore drilling industry and wealth of technical knowledge provides him with unique insight into potential issues that could emerge with respect to our operational development. Additionally, Mr. Estrada has a business development background that is extremely valuable to us as we grow our business. Education. Mr. Estrada received a B.S. in Geophysics from Washington and Lee University, and was a PhD candidate at the Massachusetts Institute of Technology.

Directorships for the past five years: None, other than our Board of Directors.

Robert F. Grantham, 54, has served as one of our directors since 2008. Qualifications and Experience. Mr. Grantham has over 27 years of industry experience. From 1982 to 2006 he held senior management positions with various maritime shipping companies, including serving as Chartering Broker for London based Andrew Low Son & Co. from 1982 to 1984, General Manager of Shipping Agency and Consulting Company Hong Kong & Eastern (Japan) Ltd. (HESCO) from 1984 to 1990, Senior Manager of Singapore based Seaconsortium Ltd. from 1990 through 1991, and as a director of Japan Company, Ben Line Agency Group, from 1991 through 2006. In 2006, Mr. Grantham founded his own European based marine consulting company, Bluewave Services, Ltd. Mr. Grantham’s numerous directorships and international oil and gas shipping experience have provided him with a strong background in international maritime issues that play a key role in our business.

Further, Mr. Grantham’s extensive work on corporate governance matters through his directorships provides an experienced voice on the Board of Directors.

Directorships for the past five years: Bluewave Services, Ltd. (2006 to present), The Medical Warehouse LTD (1999 to present) and TMT UK Ltd. (2006 to 2012).

Marcelo D. Guiscardo, 60, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience. Mr. Guiscardo has 35 years of industry experience. Since 2008, Mr. Guiscardo has been the president of GDM Business Development, an international consulting firm focused on the oil & gas industry. From 2006 to 2008, he served as an advisor to energy industry clients. He served as President of Pioneer Natural Resources, Inc.’s Argentine subsidiary from January 2005 until May 2006. From March 2000 until January 2005, he was Vice President, E&P Services for Pride. From September 1999 until joining Pride, he was President of GDM Business Development. From November 1993 until September 1999, Mr. Guiscardo held two executive officer positions with, and was a director of, YPF Sociedad Anonima, an international integrated energy company. Mr. Guiscardo was YPF’s Vice President of Business Development in 1998 and 1999. Prior to that, he was YPF’s Vice President of Exploration and Production. From 1979 to 1993 he filled various positions for Exxon Company USA and Exxon International (now ExxonMobil) that culminated in having E&P responsibilities over the Middle East (Abu Dhabi, Egypt, Saudi Arabia and Yemen), France, Thailand and Cote d’Ivoire. Mr. Guiscardo has in-depth knowledge of the oil and gas industry as well as experience in strategic development that is key to our growth. Through his various management roles, he has developed extensive knowledge of compensation structures and financial matters. Education. Mr. Guiscardo graduated in May 1979 with a B.S. in Civil Engineering from Rutgers College of Engineering.

Directorships for the past five years: QM Equipment, S.A. (2008 to present) and Pampa Del Abra, S.A. (2010 to present).

Ong Tian Khiam, 70, has served as one of our directors since 2009. Qualifications and Experience. Mr. Ong currently runs his own consultancy firm after his contract with Today Makes Tomorrow, Ltd., a company owned by Mr. Hsin-Chi Su expired in July 2012. From 2009 through July of 2012, Mr. Ong served as Chief Executive Officer of various affiliates of Today Makes Tomorrow, including Mandarin Drilling Corporation and Valencia Drilling Corporation. Additionally, since July 2007, Mr. Ong has served as Managing Director of OM Offshore Pte Ltd., a division of Otto Marine Pte Ltd., which invests in offshore drilling ventures. From November 1997 through July 2007, he served as Managing Director of PPL Shipyard Pte Ltd and Baker Marine Pte Ltd, a wholly-owned subsidiary of PPL, specializing in the construction of offshore drilling rigs and design of jackup drilling rigs. Through his experience, Mr. Ong has gained a variety of management and technical skills focusing on the design and production of offshore drilling equipment. Mr. Ong’s knowledge and skills with respect to the design and construction of offshore drilling vessels makes a valuable contribution to the Board of Directors as we continue to oversee the construction of vessels to be added to our fleet. Education. Mr. Ong graduated from the University of Singapore in 1969 with a Bachelor in Mechanical Engineering.

Directorships for the past five years: None, other than our Board of Directors.

Duke R. Ligon, 71, has served as one of our directors since February 2011. Qualifications and Experience. Mr. Ligon is a lawyer and owns and manages Mekusukey Oil Company, LLC. From January 2007 to March 2010, Mr. Ligon worked as a Legal Strategic Advisor to Love’s Travel Shops & Country Stores, Inc. From February 1997 to January 2007, Mr. Ligon served as General Counsel and Senior Vice President of Devon Energy Corporation in addition to serving as a member of Devon’s Executive Management Committee. Prior to that, Mr. Ligon was a partner in the New York office of the law firm Mayer, Brown & Platt from 1995 to February 1997. From 1985 to 1995, Mr. Ligon worked as a Senior Vice President and Managing Director and the Head of Energy Merchant Banking for Bankers Trust Company in New York. Prior to that, Mr. Ligon worked for Corcoran, Hardesty, Whyte, Hemphill & Ligon P.C. as a partner in the law firm’s Washington D.C. office from 1982 through 1985. From 1975 to 1982, Mr. Ligon worked as a partner at Bracewell & Patterson and was a member of the firm’s Management Committee. Mr. Ligon worked as an Assistant Administrator in the Federal Energy Administration (the predecessor to the U.S. Department of Energy) from 1973 through 1975. In 1973, Mr. Ligon worked as a Director at the U.S. Department of the Interior and headed the Department’s Office of Oil and Gas. Prior to that, Mr. Ligon worked as the oil and gas advisor to U.S. Treasury Secretary John B. Connally in 1972. Mr. Ligon worked as an Assistant to the President of Continental Oil Company (Conoco) from 1971 through 1972. Prior to his experience with Continental Oil Company, Mr. Ligon served as a Captain in the United States Army from 1969 through 1971 and was awarded a Bronze Star for his service in the Republic of Vietnam. Through his experience in the energy industry and work with various law firms, Mr. Ligon provides insight into management matters and corporate strategy, including compensation and audit committee matters, that we believe is essential for a growing company. Education. Mr. Ligon received a B.A. from Westminster College in 1963 and a J.D. from the University of Texas School of Law in 1969.

Directorships for the past five years: Emerald Oil, Inc. (2011 to present), SteelPath MLP Funds Trust (2010 to present), Pre-Paid Legal Services, Inc. (2007 to 2011), Blueknight Energy Partners, LLP (2009 to present), PostRock Energy (2006 to present), Panhandle Oil & Gas (2007 to present), TEPPCO Energy Partners (2008 to 2010), Transmontaigne, Inc. (2008 to 2010).

John C.G. O’Leary, 57, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience. Mr. O’Leary has over 32 years of industry experience. Mr. O’Leary is the CEO of Strand Energy, an independent consultancy firm with its head office in Dubai, UAE, providing advisory and brokerage services to clients in the upstream energy industry. Prior to forming Strand Energy, and from 2004 to 2006, Mr. O’Leary was a partner of Pareto Offshore ASA, a consultancy firm based in Oslo, Norway, providing consulting and brokerage services to customers in the upstream energy industry. Prior to commencing his work with Pareto Offshore in November 2004, Mr. O’Leary was President of Pride. He joined Pride in 1997 as Vice President of Worldwide Marketing. In addition to his experience in the oil and gas industry, which provides a view on the Board of Directors that encompasses the broader industry, Mr. O’Leary is experienced in finance and accounting matters and has extensive experience with financial statements. Education. Mr. O’Leary received an Honors B.E. in civil engineering from University College, Cork, Ireland in 1977. He holds two post-graduate degrees, one in Finance from Trinity College, Dublin and one in Petroleum Engineering from the French Petroleum Institute in Paris.

Directorships for the past five years: Technip (2008 to present) and Huisman-Itrec (2006 to present).

Steinar Thomassen, 66, has served as one of our directors since 2008 and currently serves as Lead Independent Director. Qualifications and Experience. Mr. Thomassen has over 33 years of direct industry experience. Mr. Thomassen served as Manager of LNG Shipping for StatoilHydro ASA (formerly Statoil ASA) from August 2001 until his retirement in December 2007 and was responsible for the acquisition and construction supervision of three large LNG tankers. Previously, Mr. Thomassen served as Vice President of Industrial Shipping for Navion ASA from October 1997 to July 2001 and for Statoil ASA from September 1992 to September 1997 and was responsible for the chartering and operation of a fleet of LPG, chemical and product tankers. Previously, Mr. Thomassen served as Chief Financial Officer for Statoil North America Inc., from December 1989 to August 1992, and functioned as the head of administration, personnel, accounting and finance. From January 1986 until November 1989 he was employed by Statoil AS and served as Controller for the Statfjord E&P producing division. From May 1976 until December 1986, Mr. Thomassen was employed by Mobil Exploration Norway Inc., where he held various international positions, including Project Controller for the Statfjord Development, and served as Project Controller and Treasurer of the Yanbu Development Project in Saudi Arabia from January 1982 until December 1986. Mr. Thomassen’s experience in various positions with oil and gas companies provides international construction, marketing and general operational experience. Further, through his demonstrated skills as a chief financial officer, Mr. Thomassen provides the Board of Directors and the Audit Committee with valuable insight on finance matters, financial statements and audit matters. Education. Mr. Thomassen graduated from the Oslo School of Marketing in 1968.

Directorships for the past five years: None, other than our board of directors.

Arrangement for Nomination of Directors

With respect to our current Board of Directors, Mr. Grantham was nominated in 2008 by F3 Capital, and Mr. Ong was nominated by F3 Capital in 2009. Further, in 2011, Messrs. Ligon and Bradshaw were also nominated by F3 Capital to replace Mr. Koichiro Esaka and Mr. Hsin-Chi Su, respectively, each of whom had previously served on our Board of Directors after being nominated by F3 Capital. Each of Messrs. Grantham, Ong, Ligon, and Bradshaw were subsequently reviewed and appointed as directors by our full Board of Directors and elected to the Board of Directors by shareholders. Mr. Thomassen was originally nominated to our Board of Directors by F3 Capital in 2008; however, our Board of Directors has renominated him for election in each subsequent year. Mr. Thomassen has been designated as the Lead Independent Director of the Board of Directors and is no longer considered a nominee of F3 Capital.

In connection with our acquisition of the construction contract for the drillship Dragonquest, subsequently renamed Titanium Explorer, we entered into a Voting Agreement and Irrevocable Proxy with F3 Capital and Mr. Hsin-Chi Su (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, F3 Capital and Mr. Su agreed not to submit any additional nominees for election to the Board of Directors for a period of twelve months; provided, however, that they may seek to propose alternative nominees in substitution of any of the four current directors nominated by F3 Capital. Any alternative nominee proposed by F3 Capital must be determined to be qualified to serve on the Board of Directors by the Nominating & Corporate Governance Committee prior to being included on the ballot at any shareholders meeting called for purposes of electing directors.

Required Vote

Directors are elected by a plurality, and the nine nominees who receive the most “FOR” votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” EACH NOMINEE TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL 1.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Communicating with the Board

Shareholders who wish to communicate to the Board of Directors should do so in writing to the following address:

[Name of Director(s) or Board of Directors]

Vantage Drilling Company

Attn: Investor Relations

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

All shareholder communications are logged and those not deemed frivolous, threatening or otherwise inappropriate are forwarded to the Chair of the Nominating and Corporate Governance Committee for distribution or, if addressed to the Audit Committee or Compensation Committee, forwarded to the appropriate committee chairman. Such chairman will review the received communication with the Board of Directors, or the group addressed in the communication, for the purpose of determining an appropriate response. Any communication received may be shared with management.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

Our Board of Directors is committed to strong corporate governance and board independence. Our Board of Directors recognizes that having a shared Chief Executive Officer and Chairmanship can present an issue for some companies or some boards. However, the 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of chairman and chief executive officer was not necessary for effective board leadership. The Nominating and Corporate Governance Committee and the Board of Directors continue to consider the issue of board leadership and do not believe there is any material corporate governance benefit to separating these positions at this time. Our Chairman of the Board does not have any enhanced rights as a director, but has the same voting authority as any other director and the role of Chairman is one which is principally that of presiding at meetings of the Board of Directors and taking the initiative on establishing the proposed agenda for meetings of the Board of Directors, which is a role our senior management would play a significant part in regardless of which director serves as Chairman. Our Board of Directors continues to believe that the current structure is in the best interests of us and our shareholders and allows Paul A. Bragg, who serves as our Chairman and Chief Executive Officer, to focus on our strategy, business and operations.

The Board of Directors believes that there is no one best leadership structure model that is most effective in all circumstances. The Board of Directors retains the authority to separate the positions of Chairman and Chief Executive Officer in the future if such change is determined to be in our best interests and those of our shareholders. Thus, the Board of Directors remains flexible and committed to a strong corporate governance structure and board independence. The Board of Directors is committed to adopting corporate management and governance policies and strategies that promote our effective and ethical management. In this regard, the Board of Directors strongly believes that it should have maximum flexibility in deciding whether the offices of Chairman and Chief Executive Officer are combined or separate and, if separate, whether the Chairman should be an independent director or an employee.

The 2004 Blue Ribbon Commission also found that it is most important that an independent director serve as a focal point for the work of the independent directors. In 2009, as part of its commitment to strong corporate governance and independence, the Board of Directors established the position of Lead Independent Director. Mr. Thomassen currently serves as our Lead Independent Director. The Lead Independent Director is elected by our independent directors and ensures that (i) the Board of Directors operates independently of management and (ii) our directors and shareholders have an independent leadership contact. The Lead Independent Director is also responsible for:

•	Presiding over meetings of the non-management and independent members of the Board of Directors;

•	Preparing the agenda of the Board of Directors in conjunction with the Chairman and Chief Executive Officer;

•	Serving as a point of contact between non-management and independent members of the Board of Directors and the Chairman and Chief Executive Officer to report or raise matters;

•	Calling executive sessions of the Board of Directors; and

•	Consulting with the Chairman of the Compensation Committee to provide performance feedback and compensation information to the Chairman and Chief Executive Officer.

Board Assessment

As part of the Board of Directors’ annual assessment process, the Board of Directors evaluates our board and committee structure to ensure that it remains appropriate for us. Although the Board of Directors recognizes that there may be circumstances in the future that would lead to the separation of the roles of Chief Executive Officer and Chairman of the Board, the Board of Directors believes that the development of a formal policy is unnecessary at this time and may serve to limit flexibility to determine our ideal leadership structure.

Board of Directors’ Role in Risk Oversight

The Board of Directors is actively involved in our risk oversight. Although the Board of Directors as a whole has retained oversight over our risk assessment and risk management efforts, much of its oversight effort is conducted through its various committees. Each committee, generally through its chairman, then regularly reports back to the full Board of Directors on the conduct of the committee’s functions. The Board of Directors, as well as the individual committees, also regularly hear directly from our key officers and employees involved in risk assessment and risk management. Set forth below is a description of the role of the various committees, and the full Board of Directors, in risk oversight.

The Audit Committee assists the Board of Directors in risk oversight by reviewing and discussing with management, internal auditors and the independent auditors our significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including our procedures for monitoring and controlling such risks. In addition to exercising oversight over key financial and business risks, the Audit Committee oversees, on behalf of the Board of Directors, financial reporting, tax, and accounting matters, as well as our internal controls over financial reporting. The Audit Committee also plays a key role in oversight of our compliance with legal and regulatory requirements.

The Compensation Committee oversees the compensation programs for our officers. As part of that process the Compensation Committee ensures that the performance goals and metrics being used in our compensation plans and arrangements align the interest of executives with those of our shareholders and maximize our and our executives’ performance, without creating incentives for executives to take excessive or inappropriate risks.

The Nominating and Corporate Governance Committee has oversight over our governance policies and structures, management and director succession planning, as well as risks and efforts to manage our risks in those areas.

The full Board of Directors then regularly reviews the efforts of each of its committees and discusses the key strategic, financial, business, legal and other risks that we face, as well as our efforts to manage those risks.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board of Directors as led by our Chairman of the Board and Chief Executive Officer, as well as our Lead Independent Director.

Board Member Attendance at Meetings of Shareholders

Although we do not have a formal policy regarding attendance by members of the Board of Directors at meetings of our shareholders, we encourage directors to attend. Each of Messrs. Bragg, Bradshaw and Thomassen attended the Extraordinary General Meeting in lieu of Annual General Meeting held in July 2012.

Director Independence

There are no family relationships among any of our directors or executive officers. The Board of Directors has determined that the following members are independent as such term is defined under NYSE MKT rules: Messrs. Bradshaw, Estrada, Grantham, Guiscardo, Ligon and Thomassen. Mr. Thomassen has been designated as the Lead Independent Director.

Meeting Attendance and Board Committees

Meetings of the Board of Directors. During the year ended December 31, 2012, the Board of Directors held seven meetings. All directors attended 100% of the meetings of the Board of Directors and the committees on which they serve. We believe that attendance at meetings of the Board of Directors and its committees is only one criterion for judging the contribution of individual directors and that all directors have made substantial and valuable contributions.

Standing Committees. The Board of Directors also has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the committees has a separate chairperson and charter, and is comprised solely of independent directors. The Board of Directors may also create additional committees from time to time with responsibilities for strategic planning, financing, and such other responsibilities as the Board of Directors shall determine to be appropriate.

Audit Committee. At December 31, 2012, the Audit Committee consisted of Jorge E. Estrada, Duke R. Ligon and Steinar Thomassen. Mr. Thomassen serves as the Audit Committee Financial Expert and is the Chairman of the Audit Committee under the SEC rule implementing Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. The Audit Committee is also charged with reviewing and approving all related party transactions. As of December 31, 2012, all of the members of the Audit Committee were independent as such term is defined under NYSE MKT rules. The Audit Committee met seven times during the year ended December 31, 2012.

Compensation Committee. At December 31, 2012, the Compensation Committee consisted of Marcelo D. Guiscardo, Steven Bradshaw, Robert Grantham and Duke R. Ligon. Marcelo D. Guiscardo serves as the Chairman of the Compensation Committee. The primary purpose of the Compensation Committee is to, among other things, discharge the responsibilities of directors relating to the compensation of our executives and to produce the report that the rules and regulations of the SEC require to be included in, or incorporated by reference into, our annual report and proxy statement. The Compensation Committee’s processes and procedures for determining executive compensation are described below in “Executive and Director Compensation—Compensation Committee Report.” The Compensation Committee met five times during the year ended December 31, 2012.

Nominating and Corporate Governance Committee. At December 31, 2012, the Nominating and Corporate Governance Committee consisted of Jorge E. Estrada, Robert F. Grantham, Duke Ligon, and Steinar Thomassen. The primary purpose of the Nominating and Corporate Governance Committee is to (1) identify individuals qualified to become members of the Board of Directors, (2) recommend candidates to the Board of Directors to either fill vacancies on the Board of Directors or to stand for election to the Board of Directors at the next annual general meeting of our shareholders, (3) select nominees for each committee of the Board of Directors, (4) develop and recommend to the Board of Directors appropriate corporate governance policies for the Company, conduct a regular review of such policies and recommend to the Board of Directors any additions, amendments or changes thereto, and (5) perform such other functions as the Board of Directors may assign to the Nominating and Corporate Governance Committee from time to time. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2012.

Director Nominations Process

Nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter. Our M&A do not currently contain specific provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors. We do not have a formal policy concerning shareholder recommendations for election of nominees to the Board of Directors. Other than the nominees of F3 Capital, we have not received any recommendations from shareholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the Nominating and Corporate Governance Committee’s slate of nominees in our proxy statement, and we believe that no formal policy concerning shareholder recommendations is needed.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among other things, the following factors:

•	the appropriate size of the Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•	experience at a policy-making level;

•	strategic thinking;

•	depth of understanding of our business and industry;

•	experience with accounting rules and practices;

•	a general understanding of marketing, financing and other disciplines relevant to the success of a publicly-traded company;

•	a general understanding of sound principles of corporate governance; and

•	the desire to balance the considerable benefit of continuity on the Board of Directors with the periodic injection of the fresh perspectives provided by new members.

Although we have no formal policy with respect to diversity, the goal of the Nominating and Corporate Governance Committee is to assemble a Board of Directors that brings us a variety of perspectives and skills derived from high quality business and professional experience. Current members of the Nominating and Corporate Governance Committee and Board of Directors are also polled for suggestions as to individuals meeting such criteria. Research may also be performed to identify qualified individuals.

There are no stated minimum criteria for director nominees, though the Nominating and Corporate Governance Committee may consider such factors as it deems to be in the best interests of us and our shareholders. The Nominating and Corporate Governance Committee believes that, in accordance with the rules of the NYSE MKT, it is appropriate that a majority of the members of the Board of Directors meet the definition of “independent director” set forth in the rules of the NYSE MKT. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.

There have not been any material changes to the procedures by which shareholders may recommend nominees to the Board of Directors since our last shareholders meeting at which directors were elected.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (the “Code of Conduct”). Our Code of Conduct is available at www.vantagedrilling.com on the “Corporate Governance” page under the link “Vantage Code of Conduct and Ethics.” We intend to include on our website any amendments to, or waivers from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, or controller that relates to any element of the “code of ethics” definition contained in Item 406(b) of Regulation S-K.

Where to Find Corporate Governance Information

The charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and our Code of Conduct, are available on our website: www.vantagedrilling.com under “Corporate Governance.” Copies of these documents are also available in print form at no charge by sending a request to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

(Proposal 2)

TO APPROVE AN ORDINARY RESOLUTION TO AMEND THE

2007 LONG-TERM INCENTIVE COMPENSATION PLAN

On July 28, 2011, our shareholders approved the amendment and restatement of the 2007 LTIP. Our 2007 LTIP provides for the grant of incentive and non-qualified stock options, share appreciation rights, performance units, restricted stock awards and performance bonuses. At the time the plan was approved by shareholders, the 2007 LTIP was expected to provide a sufficient number of ordinary shares to permit us to grant long-term incentive awards for the three year period of 2011, 2012, and 2013. In accordance with this expectation, and following the award of long term incentive awards to our workforce in early 2013, only 670,766 ordinary shares remain available for award under the 2007 LTIP as of February 15, 2013.

The Board of Directors has approved an amendment of the 2007 LTIP effective as of January 10, 2013, which requires shareholder approval, to increase the maximum number of ordinary shares that we may issue under the 2007 LTIP from 25,000,000 ordinary shares to 50,000,000 ordinary shares, which will enable us to continue to grant awards to attract top-level talent, reward deserving individuals and remain competitive in the industry.

We believe that equity incentives are critical to attracting and retaining the most talented employees in our industry. The approval of the proposed amendment will allow us to continue to provide such incentives under the 2007 LTIP. We anticipate that this increase in shares available for award under the 2007 LTIP will provide sufficient shares to continue grants through at least 2016.

Although not required to be approved by shareholders, the Board of Directors has also approved an amendment to the 2007 LTIP that will set a minimum performance period of one year for purposes of any performance award and establish a minimum vesting period of three years for any employees receiving time-based restricted share awards. Both of these provisions are in line with our existing awards practice and we believe that the inclusion of these limitations on awards is a prudent corporate governance measure that will ultimately benefit all of our shareholders.

Proposed Ordinary Resolution

Our Board of Directors has approved, and proposes and recommends to shareholders that they adopt, the following ordinary resolution to amend the 2007 LTIP:

“NOW, THEREFORE, the Restated Plan is hereby amended as follows:

1.	By deleting the first sentence of Section 1.3 in its entirety and replacing it with the following:

Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 50,000,000 shares of the Company’s Ordinary Shares; provided, however, that in no event will the number of shares available for issuance under the Plan exceed the number of the Company’s outstanding Ordinary Shares available for issuance at any time and 15,000,000 of the total number of Ordinary Shares available under the Plan shall be available for Awards of Incentive Stock Options.

2.	By amending Section 4.1 to add a subsection (h) to such section as follows:

(h)	Awards to Eligible Employees. Awards made to Eligible Employees shall vest over a period of three years or longer.

3.	By amending Section 8.2 to add a subsection (d) to such section as follows:

(d)	Minimum Vesting Period. The minimum vesting period for an Award of Performance Units shall be one year.

Other than as amended herein, the remaining provisions of the Restated Plan shall remain in full force and effect.”

Required Vote

This proposal requires approval by the affirmative vote of an ordinary resolution being an affirmative vote of a simple majority of the shareholders who, as being entitled to do so, vote in person or by proxy on this proposal at the Meeting.

If Proposal 2 is approved at the Meeting, it will become immediately effective.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

(Proposal 3)

TO APPROVE THE MATERIAL TERMS OF EXECUTIVE OFFICER PERFORMANCE GOALS

In this proposal, the Board of Directors is requesting that shareholders approve the material terms of performance goals to be used by the Compensation Committee for awarding certain compensation to executives from the date of the Meeting until the date of the meeting of our shareholders to be held in 2018. This approval will enable us to have a shareholder-approved arrangement under which certain compensation awarded to executives until the date of the 2018 shareholders meeting may qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to our Chief Executive Officer, Chief Financial Officer, or any of our three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals for such compensation be disclosed to and approved by shareholders every five years. In accordance with Section 162(m), the material terms that the shareholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by us can qualify as performance-based compensation for purposes of Section 162(m); however, there can be no guarantee that amounts payable under these programs and awards will be treated as qualified performance-based compensation under Section 162(m).

The performance goals pertain to two specified forms of compensation that may be awarded to our executive officers during the next five years: (1) annual cash incentive awards; and (2) performance-based equity awards.

Material Terms of the Performance Goals

For purposes of Section 162(m), the material terms of the performance goals include: (1) the employees eligible to receive compensation; (2) the description of the business measurements on which the performance goals are based; and (3) the formula used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below, and shareholder approval of this proposal constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements.

Group of Employees Covered. The group of employees whose compensation would be subject to the performance goals would include our executive officers, including the executive officers required to file reports under Section 16 of the Exchange Act. Although Section 162(m) only limits deductibility for compensation paid to the Chief Executive Officer, Chief Financial Officer, or any of our three other most highly compensated executive officers who are employed as of the end of the year, we may apply the performance goals to all executive officers in the event that any of them becomes a covered employee under Section 162(m) during the time that they hold an award described in this proposal.

Business Measurements in the Performance Goals. We intend to use the following business measurements as the basis of the performance goals:

•

For annual cash incentive awards, we would use pre-established strategic, financial, safety, departmental and individual goals. Under this structure, we designate one or more levels of performance for each category, and then allocate a weighted percentage to the relevant goal categories for each executive, such that the sum of these category totals equals 100%. This total corresponds to an executive’s target award percentage. As a result, executives’ awards are determined by multiplying the level of performance for each category by the percentage of each executive’s award allocated to that category. The financial targets included (i) revenue (excluding certain reimbursable costs), (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (iii) earnings per share and (iv) productive time on our fleet. Each of these targets was established for specific objectives and the Compensation Committee considered adjustments to the financial results for one-time and non-routine charges. See “Executive and Director Compensation—Compensation Discussion and Analysis—Elements of our Compensation Program—Annual Cash Incentive Awards.”

•

For performance-based equity awards, our Compensation Committee established initial guidelines that at least 33% of future equity awards for executives will be performance-based awards. The performance units will vest, if at all, based on our achievement of total shareholder return (“TSR”) measured against our peer group. See “Executive and Director Compensation—Compensation Discussion and Analysis—Elements of our Compensation Program—Time-based and Performance-based Equity Awards.”

Per-person Maximum Amounts. The maximum amounts payable to any executive officer under each performance goal would be:

•

With respect to annual incentive awards, each executive officer has a maximum award percentage, which is 200% for Mr. Bragg, 150% for Mr. Smith, 160% for Mr. Halkett and 140% for each of Mr. Munro and Mr. Thomson.

•	With respect to performance-based equity awards, each executive can receive no more than 150% of the award upon achievement of TSR ranking at the 90th percentile of the peer group.

The Compensation Committee has established business measurements and maximum amounts that it considers appropriate in light of foreseeable contingencies and future business conditions. If approved by shareholders, this proposal would not limit our right to condition the payment of annual incentive awards or performance-based equity awards on achievement of additional quantitative or qualitative performance goals or award or pay other or additional forms of compensation (including, but not limited to, salary, other incentive-based cash compensation or other stock-based awards under the 2007 LTIP or the 2010 ERP) to our executive officers. These other forms of compensation may be paid regardless of whether or not the performance goals for annual incentive awards or performance-based equity awards in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation under Section 162(m).

Required Vote

This proposal requires approval by the affirmative vote of an ordinary resolution being an affirmative vote of a simple majority of the shareholders who, as being entitled to do so, vote in person or by proxy on this proposal at the Meeting.

Board Recommendation

THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” PROPOSAL 3.

(Proposal 4)

TO APPROVE ORDINARY RESOLUTION TO RATIFY APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

UHY LLP, a U.S. based accounting firm (“UHY”), has served as our independent registered public accounting firm, and the independent registered public accounting firm of our predecessor, since our inception. The Audit Committee, in its capacity as a committee of the Board of Directors, has appointed UHY to audit our financial statements for the year ending December 31, 2013. Representatives of UHY plan to attend the Meeting and will be available to answer appropriate questions from shareholders. These representatives will be able to make a statement at the Meeting if they wish, although we do not expect them to do so.

Shareholder ratification of the appointment of UHY is not required by the rules of the NYSE MKT or the SEC or by our M&A. However, the Board of Directors is submitting the appointment of UHY to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the appointment of UHY is ratified, the Audit Committee may change to a different independent registered public accounting firm if it determines a change may be in the best interest of us and our shareholders.

Required Vote

The approval of the ratification of the appointment of UHY as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a simple majority of the shareholders who, as being entitled to do so, vote in person or by proxy on this proposal at the Meeting.

Board Recommendation

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A

VOTE “FOR” PROPOSAL 4.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee.

Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of our independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee met with our independent registered public accounting firm and discussed the overall scope and plans for their audit. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

UHY also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm its independence. When considering UHY’s independence, the Audit Committee considered the non-audit services provided to us by the independent registered public accounting firm and concluded that such services are compatible with maintaining the firm’s independence.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2012 with management and UHY. Based on the Audit Committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent registered public accounting firm, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the charter of the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

By the Audit Committee of the Board of Directors,

Jorge E. Estrada

Duke R. Ligon

Steinar Thomassen

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT’S FEES, SERVICES AND INDEPENDENCE

Independent Public Accountant Fees

For the years ended December 31, 2011 and 2012, UHY billed the approximate fees set forth below:

Fees	Year Ended December 31, 2011	Year Ended December 31, 2012
Audit Fees (1)	$535,500	$628,250
Audit-Related Fees (2)	$52,000	20,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$587,000	$648,250

(1)	Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, the review of the interim consolidated financial statements included in our quarterly reports, consents and comfort letters provided in connection with the filing of registration statements and debt offerings, and other related services that are normally provided in connection with statutory and regulatory filings.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attestation services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountant

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be considered during quarterly Audit Committee meetings.

All services provided by UHY during the year ended December 31, 2012 were approved by the Audit Committee.

(Proposal 5)

TO APPROVE, BY A SHAREHOLDER NON-BINDING ADVISORY VOTE, THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and in accordance with the recommendation by our Board of Directors and approval by our shareholders of an annual “Say on Pay” vote, the Board of Directors is submitting a “Say on Pay” proposal to shareholders for consideration. This proposal provides shareholders with the opportunity to cast an advisory vote on our executive compensation program. Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver the extra effort that leads to returning value to our shareholders. The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with the Company’s performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long term success.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 22 and the tabular and other disclosures on executive compensation beginning on page 31. Based upon that review, the Board of Directors recommends that the shareholders approve, on an advisory basis, the compensation of our named executive officers, including the compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.

While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

2012 “Say-on-Pay” Vote

At our shareholder’s meeting held on July 10, 2012, holders of 125,284,590 ordinary shares, or approximately 96.4% of the shares that were voted either “for” or “against” the proposal, voted in favor of our executive compensation program. In addition to these shares, 94,345,216 ordinary shares owned by F3 Capital (the “F3 Capital Shares”) abstained from the vote. The F3 Capital Shares were represented at the meeting by an irrevocable proxy granted to Paul A. Bragg, our Chief Executive Officer, and Douglas G. Smith, our Chief Financial Officer, under the Voting Agreement (discussed above under “Arrangements for the Nomination of Directors”) entered into among us, F3 Capital and Hsin-Chi Su at the time of the acquisition of the Titanium Explorer. Under the terms of the irrevocable proxy, the proxy holders did not have the authority to vote the F3 Capital Shares either “for” or “against” the company’s executive compensation practices, and accordingly, marked the ballot “abstain”. Due to these circumstances, the Board of Directors did not consider the abstention of the F3 Capital Shares material in weighing our executive compensation practices.

Required Vote

The “Say-on-Pay” vote is advisory, and therefore not binding on us, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors value the opinions of our shareholders and, to the extent there is any significant vote against the executive compensation of our named executive officers, we will take into account our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 5.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis is intended to provide an explanation of our executive compensation program with respect to those individuals identified in the Summary Compensation Table below and referred to as our “named executive officers.” In 2012 we achieved a number of significant milestones, including the acquisition of the Titanium Explorer and refinancing approximately half of our high interest debt at significant savings, all while increasing income from operations by 33% from our 2011 results. In addition to these accomplishments, we completed the second successful year of operations on our drillship Platinum Explorer, achieved in excess of 99% productive time for our fleet of four jackups, and added approximately $1.7 billion to our contract backlog. We achieved these results while maintaining a culture of quality and safety exemplified by our total recordable incident rate of .45 and having zero lost time incidents during the year. Additionally, we were able to contract for the construction and operational management of four additional jackup rigs and grow our fleet by acquiring an approximately 42% interest in Sigma Drilling Ltd., a company formed for purposes of constructing the Palladium Explorer drillship, which is schedule for delivery in 2015.

Compensation Philosophy and Objectives

We have adopted an executive compensation program that reflects our philosophy that executive officers’ compensation should be closely aligned with the long-term interest of shareholders and that compensation should be strongly correlated with company-wide and individual performance. Our executive compensation program places an emphasis on equity-based incentives and performance based compensation. The key business metrics we consider in establishing targets and measuring the performance of our executive officers include:

•	Safety performance;

•	Strong financial performance;

•	Customer satisfaction; and

•	Growth

The objectives of our executive compensation program are to attract, retain and motivate experienced high-quality professionals to meet the long-term interest of our shareholders and to reward outstanding performance. Many of our competitors are larger, more established offshore drilling companies with greater financial resources. In order to compete with other offshore drilling companies, we must offer compensation competitive to the compensation of the executive officers of our peer group, which includes some of our larger competitors.

Consistent with our philosophy and objectives, we have designed a compensation program which we believe to be competitive with our peer group and have evaluated the mix of compensation between fixed (annual base salary) and performance-based compensation (typically annual incentive and long-term incentive plan awards). The Compensation Committee reviews each of the components of compensation and the metrics to evaluate the performance of our executives on an annual basis.

The components of our compensation program include:

•

Annual Base Salary. The fixed cash component of our compensation program is used to attract and retain executives at levels intended to be competitive with the peer group. Currently base pay for our top five executive officers ranges from 79% to 106% of market median for our peer group.

•

Annual Cash Incentive Awards. This component of our compensation program is an annual cash payment based on our performance relative to the metrics established by the Compensation Committee and the individuals’ performance measured against his individual performance goals.

•

Time-vested Equity Awards. This component of our compensation program consists of time-vested restricted shares and/or options and is designed to encourage retention and align the executives’ interest with our shareholders.

•

Performance-based Equity Awards. This component of compensation consists of performance-based restricted shares, options and/or cash and is designed to focus executives’ performance on our business and financial performance which should generate long-term shareholder value.

•

Other Benefits. This component of our compensation program consists primarily of a match for U.S. participants in a 401(k) plan, car allowances and subsidizing employees on foreign assignments including expatriate housing, schooling, home airfare and foreign taxes.

Our Compensation Committee has also adopted a Change of Control Policy (the “COC Policy”) in order to foster a stable and secure working environment whenever we are evaluating significant corporate transactions. The COC Policy generally provides for payments to be made and benefits to be provided to qualified individuals in the event we undergo a change of control and a qualified individual’s employment is terminated. See “Severance and Other Termination Payments” for more on the COC Policy.

Compensation Committee

Our Compensation Committee is responsible for determining the compensation of our directors and executive officers as well as establishing our compensation philosophies. The Compensation Committee operates independently of management and annually seeks advice from advisors as it believes is appropriate. The Compensation Committee reviews our compensation program including the allocation of the respective components of compensation, guidelines for the long-term incentive plan, and the metrics for the annual incentive plan and the individual goals for the executive officers.

Benchmarking of Compensation and Compensation Consultant

The Compensation Committee believes that current practices of similarly-situated, publicly-held companies in the offshore contract drilling industry provide important information when making our compensation-related decisions. Accordingly, it regularly considers the cash and equity compensation practices of other publicly held companies in the offshore contract drilling industry through the review of such companies’ public reports and through other resources. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the Compensation Committee believes that gathering this information is an important part of our compensation-related decision-making process.

In 2010, Stone Partners, Inc. (“Stone Partners”) was engaged by the Compensation Committee to provide advice with respect to industry compensation trends in the oil and gas services industry, focusing on international offshore drilling companies. In 2011, the Compensation Committee engaged Stone Partners to perform a comprehensive review of our compensation program, and in 2012 Frost Consulting LLC, the successor entity to Stone Partners (“Frost”), evaluated the overall compensation of our executive officers and recommended certain modifications to our peer group of companies.

In performing its analysis and making recommendations, Frost reported to and acted at the direction of the Compensation Committee. The Compensation Committee did not adopt all of Frost’s recommendations, but utilized their work and its own judgment in making compensation decisions. Frost is not affiliated with any of our directors or officers and the work of Frost has not raised any conflicts of interest. Our executive management did not engage Frost and did not direct or oversee the executive compensation analysis and recommendations of Frost.

Peer Group

In 2011, as part of the comprehensive review of the compensation program, Stone Partners reviewed the peer group to reflect changes in the industry participants and to reflect our current size and performance. The peer group for the 2011 compensation program included Atwood Oceanics, Inc., Bristow Group, Inc., Complete Production Services, Inc., Ensco plc, Gulfmark Offshore, Inc., Helmrich & Payne, Inc., Hercules Offshore, Inc., Oceaneering International, Inc., Parker Drilling Co., Pride International, Inc., Rowan Companies, Inc., Seadrill Ltd., and Songa Offshore SE. For 2012, the peer group was modified slightly to remove Pride International, Inc. (following its acquisition by Ensco plc) and Complete Production Services, Inc. (following its acquisition by Superior Energy Services, Inc.).

As part of their 2012 review of the total compensation paid to our named executive officers, Frost also examined the compensation programs for Noble Corp., Diamond Offshore Drilling, Inc., Nabors Industries Ltd., Transocean Ltd., Weatherford International Ltd., and Schlumberger Ltd. While these companies are larger than us, consideration was given to their compensation practices as they operate in several of the international jurisdictions that we operate in and they are direct competitors to us for highly-skilled executives.

Shareholder vote on Executive Compensation

In evaluating executive officer compensation in 2012, the Compensation Committee also considered our shareholders’ approval of the compensation paid to our named executive officers as part of the company’s 2012 shareholders meeting.

Role of Executive Officers in Compensation Decisions

The compensation of our Chief Executive Officer and the other named executive officers was previously established pursuant to the terms of their respective employment agreements. Our Chief Executive Officer played a role in our executive compensation decisions for other officers in 2012 and made his compensation recommendations to the Compensation Committee. In forming his recommendations, the Chief Executive Officer considered the performance of the individuals evaluated, their tenure with us, their initial compensation package upon joining us and any subsequent modifications, internal pay equity matters and our performance. While the Compensation Committee considered the Chief Executive Officer’s recommendations, the final determination of each executive officer’s compensation as well as individual and company-wide performance was made by the Compensation Committee.

Elements of our Compensation Program

As described above, there are five primary components to our executive compensation—annual base salary, annual cash incentive awards, time-based equity awards, performance-based equity awards and, with respect to executives resident in foreign countries, expatriate executive perquisites. These are described in greater detail below.

Annual Base Salary. We attempt to set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at peer group companies. The Compensation Committee will review base salaries annually, subject to contractual obligations under the employment agreements with our executives. For 2011, our Compensation Committee, based on Stone Partners comprehensive review, determined that Messrs. Bragg and Smith’s base salaries were below 90% of market median. Accordingly, the Compensation Committee adjusted the base salaries of Messrs. Bragg and Smith to meet this threshold. In 2012, our Compensation Committee again found that Messrs. Bragg and Smith’s salaries were below 90% of market median, however, no changes were made to their salaries for 2012 or 2013. Each of Messrs. Halkett, Munro and Thomson’s salaries either met or exceeded the 90% threshold and therefore were not adjusted. In mid-2011, we implemented a policy whereby any of our employees based in Singapore will have their salaries increased by 6% due to the increased costs of living in the region. As Messrs. Halkett, Munro and

Thomson were each based in Singapore, they received a salary increase in accordance with this policy. No modifications were made to the base salaries received by our executive officers for 2012.

Annual Cash Incentive Awards. All of our executive officers participate in our annual cash incentive plan. Under this plan, each executive officer is assigned a target and a maximum bonus expressed as a percentage of his annual base salary. The target bonus percentage and maximum bonus percentage for each of our named executive officers for 2012 is set forth below:

Name	Title	Target Award Percentage	Maximum Award Percentage
Paul A. Bragg	Chief Executive Officer	100%	200%
Douglas G. Smith	Chief Financial Officer	75%	150%
Douglas W. Halkett	Chief Operating Officer	80%	160%
Donald Munro	Vice President—Operations	70%	140%
William L. Thomson	Vice President—Assets & Engineering	70%	140%

Target and maximum award percentages in the table above were established by our Compensation Committee in January 2012 and are identical to the target and maximum award percentage established for our executive officers for 2011. As is typical among our peer group, target and maximum award percentages vary among the named executive officers based on the potential impact each position has on our financial performance. Target and maximum award levels were established at a level designed to approximate the median anticipated annual cash award opportunities for executives in comparable positions within our peer group.

The amount of the award actually earned by an executive is based on performance relative to pre-established departmental, strategic, safety, and financial goals and individual goals. Under this structure, each performance category has a threshold, target, and maximum percentage assigned to the level of performance in that category, and each category is assigned a weighted percentage that corresponds to an executive’s target award percentage. As a result, executives’ awards are determined by multiplying the level of performance for each category by the percentage of each executive’s award allocated to that category (threshold, target and maximum percentages were set at 60%, 100% and 200%, respectively, for 2012). For example, if an executive obtained the threshold level of strategic performance, and his strategic performance weighted allocation was set at 30%, he would receive 18% percent of his target award (60% threshold multiplied by 30% weighted allocation).

The following table indicates the percentage of each executive’s target award that could be earned, allocated by category:

Name	Strategic	Financial	Safety	Departmental	Individual
Paul A. Bragg	30%	30%	10%	N/A	30%
Douglas G. Smith	30%	30%	10%	N/A	30%
Douglas W. Halkett	30%	30%	20%	N/A	20%
Donald Munro	20%	20%	20%	20%	20%
William L. Thomson	20%	20%	20%	20%	20%

For 2012, the Compensation Committee established goals focused in each category as follows:

Strategic. The strategic goals for 2012 were focused on (i) improving profitability by reducing fixed overhead costs as a percentage of revenue, (ii) expanding our fleet through acquisitions and/or new build contracts, (iii) reducing our cost of capital, and (iv) improving our share price. The Compensation Committee determined that each of the named executive officers achieved 125% performance for the strategic goals.

Financial. The 2012 financial targets included (i) revenue (excluding reimbursable costs), (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (iii) earnings per share (“EPS”), and (iv) productive time on our fleet. The weighting in the calculation for these metrics was 20%, 50%, 10%, and

20%, respectively. Each of these targets was established for specific objectives and the Compensation Committee considered adjustments to the financial results for one-time and non-routine charges.

Revenue. The objectives measured by the revenue target were for growth of our business, contract coverage for our fleet and productive time in the operation of our fleet.

EBITDA. EBITDA is a non-GAAP financial measure as defined under the rules of the SEC, and is intended as a supplemental measure of our performance. The objectives for EBITDA were used as benchmark for cash flows as there is a direct correlation between the cash flow generated from operating activities and EBITDA.

EPS. The objective measured by EPS was our overall profitability.

Productive Time. The objectives measured by the productive time were for the overall management of our business and operational efficiency. Included in the productive time analysis, were the days off contract for mobilization or shipyard upgrades, as efficiently managing these projects will increase our overall revenue and cash flows.

The following is the calculation of the assessment of the financial targets for 2012:

(in millions, except earnings per share)
	Minimum	Target	Maximum	Results	Bonus Achievement	Weighting	Contribution
EPS (1)	$(0.02)	$(0.01)	$(0.00)	$(0.07)	—	10%	—
EBITDA (2)	$194.0	$216.4	$259.6	$216.4	100%	50%	50.0%
Operating Revenue (2)(3)	$381.1	$423.5	$508.2	$429.2	107%	20%	21.4%
Productive Time	90.8%	95.6%	99%	98.5%	134%	20%	36.8%
	Total Weighted-Average Achievement of Financial Metrics:						108.2%

(1)	Adjusted for the finance charges associated with the early retirement of debt.
(2)	Does not include revenue from reimbursable costs under management agreements or drilling contracts.
(3)	Adjusted for the acquisition of the Titanium Explorer.

Quality Health & Safety. Quality, Health and Safety are essential elements of our operations for both the well-being of our employees and our long term business prospects. Safety was measured by the Lost Time Incident Rate (“LTIR”) and the Total Recordable Incident Rate (“TRIR”), as work place safety indicators. We achieved LTIR and TRIR of 0.00 and .45, respectively for 2012 as compared to our targets of ..45 and .90. Based on a review of customer satisfaction surveys, LTIR and TRIR, the Compensation Committee determined that the level of achievement for the quality, health and safety metrics was 200%.

Departmental. The 2012 departmental goals for our operations and engineering departments are focused on (i) reducing costs, (ii) mobilizing and commencing operations of the Titanium Explorer and (iii) maintaining and achieving scheduled milestones under our current construction projects. For purposes of these departmental goals, our executives’ performance was largely measured against performance for our fleet and management projects, and the delivery and commencement of operations on the Titanium Explorer. In order to receive the target award, performance must have been in line with our budgets and schedules, with above target awards to be earned only upon achieving substantial improvement over expected performance. For 2012, Messrs. Munro and Thomson were each determined to have achieved 119% of their departmental goals.

Individual. This approach focused on establishing goals for each named executive officer that were appropriate based on the executive’s primary area of responsibility. Generally, an executive will receive his target award only for the achievement of all of his individual goals, but under certain circumstances may receive an award above target if one or more goals are obtained more quickly than targeted or if the goal is performed to a level that is above and beyond the requirement necessary to achieve the target award. For 2012, Mr. Bragg’s individual goals focused on the startup of the Titanium Explorer, fleet expansion, the development of a Houston-oriented leadership team, working to expand analyst coverage of our ordinary shares, and strategic planning to prepare the company for our next stage of growth. Mr. Smith’s individual goals focused on obtaining financing for the Titanium Explorer acquisition, developing financing alternatives for project development opportunities, developing a financing plan for the Tungsten Explorer, integrating efforts between the company’s Houston and Singapore offices, and building the company’s tax compliance and planning capabilities. Mr. Halkett’s individual goals focused on preparing a comprehensive plan for relocating our primary operations and technical functions from Singapore to Houston, regularly visiting each of our rigs, offices, and projects worldwide to improve morale and focus staff on our commitment to safety, significantly contributing to the acquisition of an additional drilling rig, and coordinating the next phase of our SAP implementation. Mr. Munro’s individual goals focused on the successful mobilization and acceptance of the Titanium Explorer, maintaining the delivery schedule for the Tungsten Explorer and Dalian Developer, obtaining client performance feedback, regularly visiting our rigs and our shipyard projects, and preparing a business operations structure for our Singapore and Houston offices. Mr. Thomson’s individual goals included finalizing the technical details for a new build drillship, developing a personnel planning structure, and coordinating interaction between marketing and engineering departments in conjunction with travels to Dalian Developer, Tungsten Explorer and local offices.

For 2012, Messrs. Bragg, Smith, Halkett, Munro and Thomson exceeded the majority of their individual goals and achieved approximately 140%, 98%, 130%, 115%, and 119% of target, respectively.

We believe that all target goals, while intentionally presenting a significant challenge, are realistic and achievable by our executives in most instances if they perform their duties with the degree of care and diligence that we expect of them. With respect to individual goals for the year and the total amount of the cash incentive award that could be earned by each executive, Mr. Bragg provided his recommendations to the Compensation Committee, which were based on his knowledge of the industry, and recommendations from other members of our executive team, and the Compensation Committee determined the actual amounts and individual goals for each executive.

The target and actual cash awards that will be paid to each of the named executive officers for their performance in 2012 are shown in the table below. The actual cash awards are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table which follows this Compensation Discussion and Analysis.

Name	2012 Non-Equity Incentive Awards
	Target Bonus as a % of Salary	Payout Range as a % of Target	Target Bonus Award ($)	Maximum Award ($)	Actual Cash Award ($)
Paul A. Bragg	100%	132%	545,900	1,091,800	720,419
Douglas G. Smith	75%	119%	230,550	461,100	275,205
Douglas W. Halkett	80%	136%	320,000	640,000	435,101
Donald Munro	70%	133%	192,500	385,000	256,884
William L. Thomson	70%	134%	185,500	371,000	249,026

Time-based and Performance-based Equity Awards. We use a combination of restricted share awards and share options and other equity-based awards to retain our executives and align their interests with our shareholders. During 2011, the Compensation Committee reviewed the levels of share ownership of our executives, the total targeted compensation levels for our executives, industry compensation trends and the mix of fixed compensation versus variable compensation. Based on this review, the Compensation Committee established initial guidelines that at least 33% of future equity awards for executives will be performance-based awards, and equity awards made during 2012 were structured in conformity with these guidelines.

The vesting periods for time-based and performance-based awards are four years and three years, respectively. For 2012, the Compensation Committee made performance unit awards to Messrs. Bragg, Smith,

Halkett, Munro and Thomson of 240,900, 75,900, 141,900, 66,000 and 66,000 units, respectively. These performance units will vest, if at all, based on the Company’s achievement of total shareholder return (“TSR”) measured against our peer group, with one third of the total award available for vesting in each year of the three-year vesting period. The number of shares that will be awarded to each executive in any year of the performance period corresponds with the total number of performance units awarded, with each executive eligible to receive 40% of the award (upon achievement of TSR ranking at the 25th percentile of peer group), 100% of the award (upon achievement of TSR ranking at the 50th percentile of peer group), and up to 150% of the award (upon achievement of TSR ranking at the 90th percentile of peer group). Additionally, for any year of the performance period during which the TSR falls below the target, performance units equal to the difference between the actual TSR achieved and the target TSR will remain eligible for vesting if we achieve cumulative TSR over a multi-year period that is in excess of the target TSR.

Compensation Clawback Provisions. Effective in 2011, any compensation, including equity awards, to our officers which was determined based on the calculation of our performance against financial metrics will be subject to recovery by us in the event that such financial metrics are negatively impacted by a restatement of our financial statements.

Guidelines for Executive Share Ownership. We have established share ownership guidelines for our named executive officers. Under these guidelines, the Chief Executive Officer must hold share ownership equal to not less than five times his annual base pay and all other named executive officers shall hold share ownership of not less than three times their annual base pay by the end of 2014. In the event of a new hire, such executive officer will have five years from the date of hire to meet the share ownership guidelines. For purposes of calculating share ownership, the named executive officers may include in the calculation the unvested portion of restricted share awards valued at the then current market price. Based on their holdings of our ordinary shares at December 31, 2012, each of Messrs. Bragg, Smith, Halkett, Munro and Thomson were in compliance with the share ownership guidelines.

2010 Executive Retention Plan. Due to the unavailability of shares necessary to make awards to our officers, in 2010 the Compensation Committee adopted the 2010 Executive Retention Plan (“2010 ERP”), to make awards to our officers in line with the recommended amounts included in their employment agreements. Awards under the 2010 ERP were made to executive officers and Mr. O’Leary. Each award paid under the 2010 ERP vests over a four year period with such vesting to occur quarterly on January 1, April 1, July 1 and October 1 of each year, such that one-sixteenth of the total award shall vest on each quarterly vesting date. Upon vesting, each award payable under the 2010 ERP shall be paid in cash, net of applicable withholdings. If a participant has their employment or engagement with us terminated for any reason prior to a vesting date, that participant shall immediately forfeit any unvested award under the 2010 ERP; provided, however, that such awards shall not be forfeited if the termination is (a) without “cause”, (b) due to disability, death or for “good reason” or (c) within two (2) years following a “change of control” (in each case, as such term is defined in the 2010 ERP). In the event a participant’s employment or engagement is terminated under any of the circumstances set forth in clauses (a) through (c) of the immediately preceding sentence, then the vesting of any unvested portion of an award under the 2010 ERP shall be accelerated so that the award is fully vested on the participant’s termination date.

The total value of the awards made under the 2010 ERP for our executive officers is as follows:

	2010 Award	Unvested (as of December 31, 2012)
Paul A. Bragg	$1,158,750	$579,375
Douglas G. Smith	$467,363	$233,682
Douglas W. Halkett	$780,000	$390,000
Donald Munro	$453,750	$226,875
William L. Thompson	$437,250	$218,625

2013 Compensation Program

Base Salary. The Compensation Committee has determined that base salaries for our executive officers will be maintained at current levels for 2013. This determination will be made on an annual basis and we may adjust base salaries from time to time in order to respond to industry trends or market conditions.

Annual Cash Incentive Awards. The target bonus percentage and maximum bonus percentage for each of our named executive officers for 2013 is set forth in the table below:

Name	Title	Target Award Percentage	Maximum Award Percentage
Paul A. Bragg	Chief Executive Officer	100%	200%
Douglas G. Smith	Chief Financial Officer	75%	150%
Douglas W. Halkett	Chief Operating Officer	80%	160%
Donald Munro	Vice President—Operations	70%	140%
William L. Thomson	Vice President—Assets & Engineering	70%	140%

The following table indicates the percentage of each executive’s target award that could be earned allocated by category:

Name	Strategic	Financial	Safety	Departmental		Individual
Paul A. Bragg	30%	30%	10%	N/	A	30%
Douglas G. Smith	30%	30%	10%	N/	A	30%
Douglas W. Halkett	30%	30%	20%	N/	A	20%
Donald Munro	20%	20%	20%	20%		20%
William L. Thomson	20%	20%	20%	20%		20%

Strategic. The strategic goals for 2013 are focused on: (i) increasing the market value of our ordinary shares, (ii) expanding our fleet, (iii) strengthening our balance sheet, and (iv) achieving milestones or conclusions to a number of long-term projects.

Financial. The financial targets for 2013 are as follows:

	Threshold	Target	Maximum
Operating Revenue (1)	$477.9	$531.0	$637.2
EBITDA	$207.0	$229.9	$275.9
EPS	$(0.02)	$(0.01)	$(0.00)
Productive Time	90.8%	95.6%	99.0%

(1)	Does not include revenue from reimbursable costs under management agreements or drilling contracts.

Quality Health & Safety. Safety is an essential element of our operations for both the well-being of our employees and our long term business prospects. For safety, we have set a TRIR target ratio of .81 and an LTIR target ratio of .36. We will assess quality by measuring our improvement in customer satisfaction surveys.

Departmental. The 2013 departmental goals for our operations and engineering departments are focused on (i) reducing costs, (ii) mobilizing and commencing operations of the Tungsten Explorer, and (iii) maintaining and achieving scheduled milestones under our current construction projects.

Individual. The goals established for each named executive officer are appropriate based on the executive’s primary area of responsibility. The executive will receive his target award only for the achievement of all of his individual goals, but under certain circumstances may receive an award above target if one or more goals are obtained more quickly than targeted or if the goal is performed to a level that is above and beyond the requirement necessary to achieve the target award.

Severance and Other Termination Payments

Under our employment agreements with our named executive officers, reasonable “change of control” and severance benefits are provided to our named executive officers and certain other employees. In the case of our named executive officers, the Compensation Committee believes these benefits reflect the competitive marketplace for executive talent and are in line with similar arrangements of companies with executives in comparable positions. Under the terms of the employment agreements, each of our executives would be entitled to immediate vesting of all restricted share and option awards upon a change of control, and may be entitled to additional severance benefits in the event the officer was terminated following the change of control. Our Compensation Committee has also adopted the COC Policy in order to foster a stable and secure working environment whenever we are evaluating significant corporate transactions. The COC Policy generally provides for payments to be made and benefits to be provided to qualified individuals in the event we undergo a change of control and a qualified individual’s employment is terminated. The payments to be made and benefits to be provided upon a triggering event include, among other things, a one-time severance payment, accelerated vesting of incentive awards and outplacement assistance. The amounts payable to qualified individuals under the COC Policy shall be compared to any other payment such individual is entitled to under an employment agreement and then the individual shall receive the greater of the two amounts. In no instance will a qualified individual be eligible to receive severance payments from multiple sources.

The COC Policy covers our named executive officers, as well as certain executives and key employees. In order to be eligible to receive payments or benefits under the COC Policy, the qualified individual’s employment must be terminated by us without “cause” or by the executive for “good reason” (as such terms are defined in the COC Policy) within six months prior to a change of control or during the twenty-four months after a change of control. Further, before any payments can be made, or benefits received under, the COC Policy, the qualified individual is required to provide us with a release. Subject to certain limitations and qualifications, the following events qualify as a “change of control” under the COC Policy: (a) the acquisition by any individual, entity or group of fifty percent or more of our ordinary shares, (b) certain reverse mergers, (c) the individuals who made up our Board of Directors on November 29, 2010 failing to constitute a majority of our Board of Directors at any time thereafter, (d) our completion of a merger with another entity, (e) the sale or disposition of all or substantially all of our assets and (f) the adoption of any plan or proposal for our liquidation or dissolution. Except as noted, the COC Policy is in addition to and does not supersede or in any other way affect the terms of any employment agreement or the 2007 LTIP.

Our change of control and severance benefit arrangements with the named executive officers and certain other employees recognize that our employees have built us into the successful enterprise we are today.

The purpose of these change of control arrangements is to:

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ensure that the actions and recommendations of our senior management with respect to a possible or actual change of control are in the best interests of the company and our shareholders, and are not influenced by their own personal interests concerning their continued employment status after the change of control; and

•	reduce the distraction regarding the impact of an actual or potential change of control on the personal situation of the named executive officers and other key employees.

More detailed information about the employment agreements and the possible payouts under the COC Policy is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control.”

Other Compensation Policies

Insider trading policy. Our insider trading policy prohibits our directors and executive officers from short-swing trading in, and short sales of, our securities.

Expatriate perquisites. Executives who are resident in foreign countries also receive a standard array of expatriate executive perquisites that we believe is competitive with those of peer companies engaged in significant international operations. These include paid housing and utilities, use of a car (or a car allowance, depending on the executive’s location), payment or reimbursement of in-country taxes, annual business class round trip flights for annual leave, geographic coefficient and school tuition expenses for their children. Additionally, where employees, including executives, who are residents of foreign countries are permanently relocated to the United States, these employees are provided with a one-time payment of one month’s salary as a relocation payment in addition to the expatriate perquisites detailed above; however, following relocation to the United States, the relocated employees have taxes withheld at a hypothetical rate of 18%, with the company only bearing the cost of taxes incurred in excess of the amount withheld. Further, employees who are permanently relocated to the United States become wholly responsible for their own taxes three years following the date of relocation and are only eligible to receive paid housing for a period of two years following the date of relocation.

Other Compensation

We have established and maintain various employee benefit plans, including medical, dental, life insurance and a 401(k) plan. These plans are available to all salaried employees and do not discriminate in favor of executive officers or directors. For our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer we also provided a car allowance as noted below in the “Summary Compensation Table.”

Conclusion

We believe our overall compensation mix and levels are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing the other core principles of our compensation philosophy and objectives, including attracting, motivating and retaining the key talent needed to ensure our long-term success. We will continue to monitor current trends and issues in our competitive landscape and will modify our programs where appropriate.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers during 2012, 2011, and 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total Compensation ($)
Paul A. Bragg	2012	545,900	751,900	720,419	32,250	(3)	2,050,469
Chairman and Chief Executive Officer	2011	530,450	1,292,272	457,368	19,500	(3)	2,299,590
	2010	506,250	—	1,794,647	19,500	(3)	2,320,397

Douglas G. Smith	2012	307,400	236,900	275,205	23,625	(3)	843,130
Chief Financial Officer	2011	298,700	463,216	193,160	19,550	(3)	974,626
	2010	280,668	—	715,607	17,437	(4)	1,013,712

Douglas W. Halkett	2012	400,000	442,900	435,101	456,534	(3)(4)	1,734,535
Chief Operating Officer	2011	400,000	757,520	272,390	587,274	(4)	2,017,184
	2010	400,000	—	1,181,920	525,551	(4)	2,107,471

Donald Munro	2012	275,000	206,000	256,884	195,537	(4)	933,427
Vice President—Operations	2011	275,000	390,728	169,993	376,601	(4)	1,212,322
	2010	275,000	—	710,160	342,997	(4)	1,328,157

William L. Thomson	2012	265,000	206,000	249,026	393,479	(4)	1,113,505
Vice President—Assets & Engineering	2011	265,000	376,584	163,477	327,952	(4)	1,133,013
	2010	265,000	—	693,901	361,297	(4)	1,316,198

(1)	The amounts shown represent the grant date fair value of restricted share and option awards calculated in accordance with FASB ASC Topic 718. For detailed information on the assumptions used for purposes of valuing share and option awards, please see “Note 2, Basis of Presentation and Significant Accounting Policies—Share Based Compensation” in the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	For 2011 and 2012, reflects amount paid to each executive in March 2012 and that will be paid March 2013, respectively, pursuant to our 2011 and 2012 annual cash incentive award programs. For 2010, reflects amount paid in 2011 to each executive pursuant to our 2010 annual cash incentive award program ($635,897 for Mr. Bragg, $248,244 for Mr. Smith, $401,920 for Mr. Halkett, $256,410 for Mr. Munro and $252,651 for Mr. Thomson), as well as the total value of the awards granted to the named executive officers in 2011 as part of their 2010 compensation pursuant to the 2010 ERP as described below under “Employment Agreements” ($1,158,750 for Mr. Bragg, $467,363 for Mr. Smith, $780,000 for Mr. Halkett, $453,750 for Mr. Munro and $437,250 for Mr. Thomson).
(3)	Reflects amounts paid for Messrs. Bragg and Smith’s car allowance and the Company’s matching contribution to the 401(k) plan. For Mr. Halkett, includes the Company’s matching contribution to the 401(k) of $16,301.
(4)

	Year	Housing	Vehicle	Schooling	Home Airfare	Relocation	Taxes Paid	Geographic Coefficient	Total
Douglas W. Halkett	2012	111,316	20,566	18,862	11,550	33,333	244,907	16,000	456,534
	2011	168,107	22,049	25,800	33,661	—	325,657	12,000	587,274
	2010	150,420	20,684	13,154	32,386	—	308,906		525,551

Donald Munro	2012	138,829	21,153	—	19,055	—	—	16,500	195,537
	2011	137,452	21,156	—	18,361	—	191,382	8,250	376,601
	2010	126,609	18,844	—	17,667	—	179,878	—	342,997

William L. Thomson	2012	138,829	20,973	55,238	22,231	—	140,308	15,900	393,479
	2011	137,452	21,184	20,928	21,420	—	119,018	7,950	327,952
	2010	130,353	19,346	11,805	20,610	—	179,183	—	361,297

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Paul A. Bragg	01/16/2012	—	—	—	730,000	751,900
	—	32,754	545,900	1,091,800

Douglas G. Smith	01/16/2012	—	—	—	230,000	236,900
	—	13,833	230,550	461,100

Douglas W. Halkett	01/16/2012	—	—	—	430,000	442,900
	—	38,400	320,000	640,000

Donald Munro	01/16/2012	—	—	—	200,000	206,000
	—	23,100	192,500	385,000

William L. Thomson	01/16/2012	—	—	—	200,000	206,000
	—	22,260	185,500	371,000

(1)	Messrs. Bragg, Smith, Halkett, Munro and Thomson each earned cash incentive awards of $720,419, $275,205, $435,101, $256,884 and $249,026, respectively, for 2012.
(2)	Messrs. Bragg, Smith, Halkett, Munro and Thomson each received awards under our 2007 LTIP comprised of restricted share awards and performance unit awards totaling 730,000, 230,000, 430,000, 200,000 and 200,000 shares, respectively. Each award is divided into (a) a time-vested award equal to two thirds of the total share award that vests 25% annually commencing on the first anniversary of the date of grant and (b) a performance unit award equal to one third of the total share award that may vest over a 3-year period. The number of performance unit awards granted to each named executive officer reflects the number of shares that would be received upon achievement of the “target” level of performance under the award.
(3)	The grant date fair value of the share awards is equal to the number of shares granted times $1.03, the closing price of our shares as quoted on the NYSE MKT on January 13, 2012, the last trading date before the awards were granted. These values are also used for financial reporting purposes and are expensed over the vesting period of the awards.

Employment Agreements

We entered into employment agreements with each of our named executive officers, effective June 18, 2008 in the case of Messrs. Bragg, Smith and Halkett, effective May 1, 2008 in the case of Mr. Munro, and effective October 27, 2009 in the case of Mr. Thomson. Each employment agreement provides for an initial term of two years, with an automatic annual renewal for one year from the anniversary date of each agreement unless either party gives notice of non-renewal at least ninety-days before the renewal date. Under the terms of the agreements, Messrs. Bragg, Smith, Halkett, Munro and Thomson are entitled to annual base salaries of $545,900, $307,400, $400,000, $275,000, and $265,000, respectively, with potential target annual cash incentive awards equal to 100%, 75%, 80%, 70%, and 70%, respectively, of their salaries.

Subject to adjustments based on market conditions and industry compensation trends, each of the employment agreements includes a recommendation for the approximate annual amount to be awarded to each executive in the form of restricted shares and/or share options as follows: $2,100,000 to Mr. Bragg, $750,000 to Mr. Smith, $1,250,000 to Mr. Halkett, a range of $400,000 to $550,000 to Mr. Munro and $662,500 to Mr. Thomson. In 2010, we did not have shares available under the 2007 LTIP to make these awards, and we provided our executives with the 2010 ERP in order to meet the 2010 targeted compensation levels for our executives. Under the 2010 ERP, each of the named executive officers received an award that will vest quarterly over a four year period. Upon vesting, each award will be paid in cash, net of applicable withholdings. A participant will receive his award if the participant is still employed by us on the relevant vesting date; however, in the event of termination (a) without “cause,” (b) due to disability, death, or for “good reason,” or (c) within two years following a “change in control” (in each case, as such terms are defined in the 2010 ERP), any unvested portion of the award will be accelerated such that the award shall be fully vested on the participant’s termination date. For more information on the 2010 ERP, please see “Compensation Discussion and Analysis – Elements of Our Compensation Program—2010 Executive Retention Plan.”

Under the terms of the employment agreements, each of our named executive officers is prohibited from competing with us or soliciting any of our customers or employees for a period of one year following the termination of his employment.

Potential Payments Upon Termination or Change of Control

Assuming the employment of any of our named executive officers was to be terminated without cause, for good reason, or constructively terminated without cause or in the event of a change of control, each as of December 31, 2012, the named executive officer would be entitled to payments in the amounts set forth below:

		Paul A. Bragg	Douglas G. Smith	Douglas W. Halkett	Donald Munro	William L. Thomson
Payments on termination without cause or for good reason:	Salary (1)	1,637,700	614,800	800,000	275,000	265,000
	Non-Equity Incentive Compensation (1)	1,637,700	461,100	640,000	192,500	185,500
	Accelerated Vesting of Equity Awards (2)	2,809,766	976,687	1,711,140	846,512	830,467
	Accelerated Vesting of 2010 ERP Awards (3)	579,375	233,682	390,000	226,875	218,625
	Total ($)	6,664,541	2,286,269	3,541,140	1,540,887	1,499,592
Payments on termination following a change of control:	Salary (4)	1,955,100	981,372	1,209,516	550,000	530,000
	Non-Equity Incentive Compensation (4)	1,955,100	736,029	967,613	385,000	371,000
	Accelerated Vesting of Equity Awards (2)	2,809,766	976,687	1,711,140	846,512	830,467
	Accelerated Vesting of 2010 ERP Awards (3)	579,375	233,682	390,000	226,875	218,625
	Total ($)	7,299,341	2,927,770	4,278,269	2,008,387	1,950,092

(1)	Reflects payments equal to three years of annual salary and target non-equity incentive in the case of Mr. Bragg, two years of annual salary and non-equity incentive in the case of Messrs. Smith and Halkett and one year of annual salary and target non-equity incentive in the case of Messrs. Munro and Thomson.

(2)	Under the terms of their employment agreements, each of our named executive officers is entitled to receive immediate vesting of all equity awards upon termination without cause, termination by the executive with good reason or upon a change of control. The amount is the market value of outstanding equity share awards as of December 31, 2012, valued at the closing price of our shares of $1.83 per share on such date.
(3)	Pursuant to the terms of the 2010 ERP, each of our named executive officers is entitled to receive full vesting of the retention award received upon termination without cause, termination by the executive with good reason or in connection with a change of control.
(4)	Reflects payments equal to three years of annual salary and target non-equity incentive compensation based on an adjusted annual salary rate of $651,700, $327,124, and $403,172 for each of Messrs. Bragg, Smith and Halkett, respectively, and two years of annual salary and target non-equity incentive compensation for Messrs. Munro and Thomson payable pursuant to the terms of the COC Policy if terminated following a change of control.

Payments Due Upon Termination Pursuant to Employment Agreements

Cash payments are payable quarterly over the applicable severance period, except in the case of a termination without cause, in which case the payments are made in a lump sum within ten days of the termination event. We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive without good reason. In the event of an executive’s death, we will pay the executive’s estate an amount equal to his annual base salary. In the event of an executive’s disability, his employment will continue for one year from the date of disability. In addition, assuming the employment of any of our named executive officers was to be terminated “without cause”, for “good reason”, or “constructive[ly] terminated without cause”, or in the event of a “change of control” (as each such term is defined in the employment agreements), they would be entitled to accelerated vesting of all options and share awards. Please see the table under the heading “Grants of Plan-Based Awards” above for information regarding the value of option and share awards.

During the executive’s employment and for a period of one year following a termination for any reason (including a termination without cause, for good reason, constructive termination without cause or a termination in connection with a change of control), the executive cannot work anywhere in the specified geographic region, directly or indirectly:

(i) perform services for, have any ownership interest in, or participate in any business that engages or participates in a competing business purpose;

(ii) induce or attempt to induce any customer or client or prospective customer or client with whom the executive dealt with or solicited while employed by us during the last twelve months of his employment; or

(iii) solicit, attempt to hire, or have any person employed by us work for the executive or for another entity, firm, corporation or individual.

Payments Due Upon Change of Control

Our COC Policy covers our named executive officers, as well as certain executives and key employees, and generally provides for payments to be made and benefits to be provided to qualified individuals in the event that we undergo a change of control and the qualified individual’s employment is terminated. Pursuant to the terms of the COC Policy, upon a triggering event, qualified individuals would be entitled to a one-time severance payment, accelerated vesting of incentive awards and outplacement assistance. In order to be eligible to receive payments or benefits under the COC Policy, the qualified individual’s employment must be terminated by us without “cause” or by the individual for “good reason” (as such terms are defined in the COC Policy) within six months prior to a change of control or within twenty-four months after a change of control. Generally, a multiple of a qualified individual’s then-current base salary is used for purposes of calculating the severance payment due upon a change of control. In 2011, the Compensation Committee determined, based on recommendations received from Stone Partners, that upon a change of control, Messrs. Bragg, Smith, and Halkett would have their severance payment calculated based on a salary equal to 98% of the market median of our peer group, or $651,700, $327,124, and $403,172, respectively. The amounts payable to qualified individuals under the COC Policy shall be compared to any other payment such individual is entitled to under an employment agreement, and then the individual shall receive the greater of the two amounts. For more information on the COC Policy, please see “Compensation Discussion and Analysis—Elements of Our Compensation Program—Severance and Other Termination Payments” above.

Outstanding Equity Awards at Year End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock Units That Have Not Vested (1) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Paul A. Bragg	1,535,391	2,809,766
Douglas G. Smith	533,709	976,687
Douglas W. Halkett	935,049	1,711,140
Donald Munro	462,575	846,512
William L. Thomson	453,807	830,467

(1)	Time-vested share awards granted to our named executive officers vest 25% annually commencing on the first anniversary of the date of grant. For Messrs. Bragg, Smith, Halkett, Munro and Thomson, there are 185,500, 105,500, 185,500, 95,000 and 95,000 restricted shares for which the first vesting date occurred on March 31, 2010; 290,000, 125,000, 225,000, 125,000 and 120,000 shares of restricted shares for which the first vesting date occurred on November 15, 2010; 636,600, 228,200, 373,200, 192,500 and 185,500 shares of restricted shares for which the first vesting date occurred on August 17, 2012; and 489,100, 154,100, 288,100, 134,000, and 134,000 shares of restricted shares for which the first vesting date occurred on January 16, 2013.
(2)	Performance unit awards granted to our named executive officers vest one-third per year and equal the number of shares that would vest if the “target” level of performance is achieved. The minimum number of shares that may be issued upon vesting is zero and the maximum number of shares is 1.5 times the target level. For Messrs. Bragg, Smith, Halkett, Munro and Thomson, there are 313,600, 112,400, 183,800, 94,800 and 91,400 performance units for which the first vesting date occurred on August 17, 2012 and 240,900, 75,900, 141,900, 66,000, and 66,000 performance units for which the first vesting date occurred on January 16, 2013.
(3)	The market value of the share awards is equal to the number of unvested shares times $1.83, the closing price of our shares as quoted on the NYSE MKT on December 31, 2012.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul A. Bragg	—	—	494,200	742,040
Douglas G. Smith	—	—	188,253	284,761
Douglas W. Halkett	—	—	316,663	479,947
Donald Munro	—	—	161,545	245,538
William L. Thomson	—	—	154,953	235,735

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Director and Consultant Compensation Paid to John C. G. O’Leary

In May 2009, we entered into a consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of our Board of Directors. Under the terms of this agreement, which expired on May 5, 2012, we paid Strand Energy a monthly consulting fee of EUR30,000, or an average of $40,721 per month based on the exchange rate between the Euro and the U.S. dollar through May 5, 2012. In May 2012, we entered into a new consulting agreement with Strand Energy pursuant to which the monthly consulting fee was reduced to $30,000. Under the terms of each of the 2009 and 2012 consulting agreements, Mr. O’Leary is entitled to participate in our benefit and executive compensation programs. Under the terms of the 2012 consulting agreement, Mr. O’Leary’s annual participation in our 2007 LTIP and annual cash incentive awards program is intended to be approximately 80% of the consulting fee paid to Strand Energy, subject to the final determination of the Compensation Committee. Mr. O’Leary’s previous participation in our annual cash incentive award program was established by our Chief Executive Officer and subsequently approved by our Compensation Committee. In addition, Mr. O’Leary received an award under the 2010 ERP for services provided in 2010.

Under the terms of the 2012 consulting agreement, Mr. O’Leary may also be entitled to receive a transaction fee equal to 1.0% of the value of any transaction he originates or to which he significantly contributes, subject to a final determination by the Board of Directors. Any transaction fee may be paid in either cash, or if so elected within 10 days of each anniversary of the agreement, in our ordinary shares, subject to the availability of shares under the 2007 LTIP as determined by the Compensation Committee. The aggregate amount that Mr. O’Leary may earn from any fees or awards payable under the consulting agreement is limited to $2 million per year. Unless terminated earlier, the 2012 consulting agreement will terminate on April 30, 2015. Under the terms of the consulting agreement, Mr. O’Leary remains free to perform certain consulting work for other companies and is eligible to receive fees from other parties on transactions with us. Mr. O’Leary did not originate any transactions in 2012 that resulted in the payment of a transaction fee.

Mr. O’Leary did not receive any compensation for his service as a director during 2010, 2011, or 2012.

The following table indicates the compensation received by and Mr. O’Leary from us during 2010, 2011, and 2012 pursuant to the terms of the 2009 and 2012 consulting agreements, including all compensation paid under the terms of the 2007 LTIP, the annual cash incentive award plan and the 2010 ERP.

Year	Consulting Fees ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($)	Total Compensation ($)
2012	402,885	216,300	—	371,566	—	990,751
2011	519,249	680,000	—	272,390	—	1,471,639
2010	493,947	—	—	1,168,000	—	1,661,947

(1)	For 2011 and 2012, reflects amounts paid, or which will be paid, pursuant to our 2011 and 2012 annual cash incentive award programs. For 2010, reflects amount paid in 2011 pursuant to our 2010 annual cash incentive award program ($401,920), as well as the total value of the retention award which was granted in 2011 pursuant to the 2010 ERP ($766,080).

Strand Energy provides us with guidance on construction and engineering opportunities at shipyards around the world. Further, Strand Energy assists us by identifying rig contracting opportunities in drilling markets and collaborative alliances with strategic partners. Mr. O’Leary is the owner of Strand Energy and is well-known and respected in the industry, and serves on the board of directors of several public and private enterprises. Mr. O’Leary generates many business opportunity leads and advises us on acquisition opportunities and structures.

We believe that the monthly consulting fee paid to, and the terms of the consulting agreement with, Strand Energy are no less favorable than could have been obtained from a non-affiliated third party. We chose to have Mr. O’Leary participate in our benefit and executive compensation programs in order to attract and retain his services as our consultant. In effect, Mr. O’Leary fills the roles of an executive responsible for our business development and strategic planning roles. Without retaining Mr. O’Leary, we would have needed to recruit a senior executive for business development and possibly another for strategic planning roles. We believe it would have been difficult to find persons as capable as Mr. O’Leary for these roles.

The salary, non-equity incentive plan compensation, and share awards payable under the 2009 consulting agreement were determined by our Chief Executive Officer in order to align Mr. O’Leary’s compensation with the responsibilities and duties expected of him in the performance of the consulting services provided by Strand Energy, and such compensation was subsequently approved by the Board of Directors. The 2012 consulting agreement was heavily negotiated on our behalf by the chairman of the Compensation Committee, and was approved by the Compensation Committee prior to execution. We consider Strand Energy’s consulting services in connection with our business and strategic development to be commensurate with the skill, specialized knowledge and professional contacts possessed by our Chief Executive Officer and Chief Operating Officer. On this basis, and in line with the compensation arrangements for these other executive officers, we established Strand Energy’s salary, share awards and non-equity incentive plan compensation.

2012 Director Compensation

Under the terms of our director compensation program, directors receive an annual grant of restricted shares valued at $100,000 and an annual cash retainer of $60,000. The director compensation plan also provides for a retainer of $15,000, $12,000, and $5,000 annually for the chairmen of the Audit, Compensation, and Nominating & Corporate Governance Committees, respectively, together with an additional retainer of $10,000, $5,000, and $3,000 for the members of each of these committees. Additionally, the lead independent director receives a $20,000 annual retainer. All retainer fees payable to our board members are paid in cash. All equity awards provided under the director compensation plan will vest one year after the date of grant. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

The following table indicates the compensation paid to each director during 2012.

Name	Fees Earned or Paid in Cash($) (1)	Stock Awards($) (2)	Non-Equity Incentive Plan Compensation($)		All Other Compensation($)	Total($)
Steven Bradshaw	65,000	61,800	—		—	128,654
Jorge E. Estrada	75,000	61,800	—		—	138,654
Robert F. Grantham	68,000	61,800	—		—	131,654
Marcelo D. Guiscardo	72,000	61,800	—		—	135,654
Ong Tian Khiam	60,000	61,800	—		—	123,654
Duke R. Ligon	78,000	61,800	—		—	141,654
John C.G. O’Leary (3)	—	216,300	371,566	(4)	402,885	990,751
Steinar Thomassen	98,000	61,800	—		—	161,654

(1)	Represents directors’ fees for 2012 that were paid in 2012.
(2)	Reflects the fair value of the share awards based on the closing price of $1.03 per share on January 13, 2012, the last trading day for our ordinary shares preceding the grant date, as quoted on the NYSE MKT.
(3)	For detailed information on Mr. O’Leary’s compensation, please see “Director and Consultant Compensation Paid to John C.G. O’Leary.”
(4)	Reflects amount to be paid in 2013 pursuant to our 2012 annual cash incentive program.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this report, in whole or in part, the following Report of the Compensation Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors,

Marcelo D. Guiscardo, Chair

Duke R. Ligon

Robert Grantham

Steven Bradshaw

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as one of our directors or a member of our Compensation Committee.

OTHER INFORMATION

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares on February 15, 2013, except as noted below, by (1) each person who is known by us to beneficially own more than 5% of our outstanding voting power, (2) each director, nominee for director and named executive officer, and (3) all of our directors and executive officers as a group. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his shares beneficially owned. For purposes of the tables below, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire on or within 60 days after February 1, 2013.

Name and Address of Beneficial Owner (1)	Number of Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned (2)
Greater than five percent holders:
F3 Capital (3)	102,246,114	33.7%
FMR LLC (4)	38,674,753	12.8%
Wellington Management Company, LLP (5)	16,383,107	5.3%

Directors and named executive officers:
Paul A. Bragg (6)	5,203,471	1.7%
Steven Bradshaw (7)	123,655	*
Jorge E. Estrada (8)	1,568,359	*
Robert Grantham (9)	132,055	*
Marcelo D. Guiscardo (10)	1,996,164	*
Ong Tian Khiam (11)	130,855	*
Duke R. Ligon (12)	133,655	*
John C.G. O’Leary (13)	3,317,284	1.1%
Steinar Thomassen (14)	186,855	*
Douglas W. Halkett (15)	1,593,008	*
Douglas G. Smith (16)	851,980	*
Donald Munro (17)	890,452	*
William L. Thomson (18)	849,390	*
All directors and executive officers as a group (16 persons)	20,611,826	6.8%

*	Less than 1% of our ordinary shares outstanding.
(1)	Unless otherwise indicated, the address of all beneficial owners of our ordinary shares set forth above is 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.
(2)	Based on 301,657,368 ordinary shares outstanding as of February 1, 2013. Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by our officers, directors and principal shareholders and reporting forms, if any, filed with the SEC on behalf of such persons.
(3)	Based on information included in a Schedule 13D filed on February 29, 2012. Mr. Hsin-Chi Su owns 100% of F3 Capital. The address of F3 Capital is 8F No 126 Jianguo North Road, Taipei 104, Taiwan. Includes 1,983,471 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable. This does not reflect ordinary shares that could have been issued upon conversion of the F3 Capital Note. For more information on the F3 Capital Note, see “Item 13. Certain Relationships and Related Party Transactions”.
(4)

Based on information included in a Schedule 13G filed on February 14, 2013. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of

37,004,437 of these shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”). The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson III and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of these shares owned by the Funds. Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of the other 1,670,316 shares as a result of its serving as investment manager of institutional accounts owning such shares. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917. Edward C. Johnson III and FMR LLC, through their control of PGATC, each has sole dispositive power over those shares and sole power to vote or to direct the voting of those shares owned by the institutional accounts managed by PGATC as reported above.
(5)	Based on information included in a Schedule 13G filed on February 14, 2013. The address of Wellington Management Company, LLC is 280 Congress Street, Boston, Massachusetts 02210. These shares are owned of record by clients of Wellington Management Company, LLC, who in its capacity as investment advisor, may be deemed to beneficially own the shares.
(6)	Paul A. Bragg is our Chairman and Chief Executive Officer. Includes 1,495,130 unvested shares granted to Mr. Bragg pursuant to the 2007 LTIP. Does not include 631,686 shares that may be acquired upon the vesting of performance units granted to Mr. Bragg pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(7)	Steven Bradshaw is one of our directors. Includes 45,455 unvested shares granted to Mr. Bradshaw pursuant to the 2007 LTIP.
(8)	Jorge E. Estrada is one of our directors. Includes 45,455 unvested shares granted to Mr. Estrada pursuant to the 2007 LTIP.
(9)	Robert Grantham is one of our directors. Includes 45,455 unvested shares granted to Mr. Grantham pursuant to the 2007 LTIP.
(10)	Marcelo D. Guiscardo is one of our directors. Includes 45,455 unvested shares granted to Mr. Guiscardo pursuant to the 2007 LTIP.
(11)	Ong Tian Khiam is one of our directors. Includes 45,455 unvested shares granted to Mr. Ong pursuant to the 2007 LTIP.
(12)	Duke R. Ligon is one of our directors. Includes 45,455 unvested shares granted to Mr. Ligon pursuant to the 2007 LTIP.
(13)	John C.G. O’Leary is one of our directors. Includes 640,300 unvested shares granted to Mr. O’Leary pursuant to the 2007 LTIP. Does not include 245,300 shares that may be acquired upon vesting of performance units granted to Mr. O’Leary pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(14)	Steinar Thomassen is one of our directors. Includes 45,455 unvested shares granted to Mr. Thomassen pursuant to the 2007 LTIP.
(15)	Douglas W. Halkett is our Chief Operating Officer. Includes 12,900 ordinary shares owned by Mr. Halkett’s spouse and 866,600 unvested shares granted to Mr. Halkett pursuant to the 2007 LTIP. Does not include 349,133 shares that may be acquired upon the vesting of performance units granted to Mr. Halkett pursuant to the 2007 LTIP, assuming “target” performance is achieved.

(16)	Douglas G. Smith is our Chief Financial Officer. Includes 491,750 unvested shares granted to Mr. Smith pursuant to the 2007 LTIP. Does not include 198,133 shares that may be acquired upon the vesting of performance units granted to Mr. Smith pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(17)	Donald Munro is our Vice President—Operations. Includes 437,895 unvested shares granted to Mr. Munro pursuant to the 2007 LTIP. Does not include 175,180 shares that may be acquired upon the vesting of performance units awarded to Mr. Munro pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(18)	William L. Thomson is our Vice President—Assets & Engineering. Includes 427,375 unvested shares granted to Mr. Thomson pursuant to the 2007 LTIP. Does not include 170,934 shares that may be acquired upon the vesting of performance units granted to Mr. Thomson pursuant to the 2007 LTIP, assuming “target” performance is achieved.

Equity Compensation Plan Information

The following table sets forth our issuance of awards under the 2007 LTIP as of February 15, 2013:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options		Weighted average exercise price of outstanding options		Number of securities remaining available for future issuance
Equity compensation plans approved by security holders (1)	179,000	(2), (3)	$8.40	(2)	670,766
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	179,000	(2), (3)	$8.40	(2)	670,766

(1)	Our only equity compensation plan is the 2007 LTIP.
(2)	The weighted average remaining term of the options is 5.5 years.
(3)	Does not include an additional 13,162,726 restricted shares and performance unit awards that have been granted and are outstanding as of February 1, 2013.

Executive Officers

Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. Our executive officers are listed in the following table, and certain information concerning these officers, except for Mr. Bragg, who is also a member of the Board of Directors, follows the table:

Name	Age	Position
Douglas G. Smith	44	Chief Financial Officer and Treasurer
Christopher G. DeClaire	54	Vice President and Secretary
Douglas W. Halkett	52	Chief Operating Officer
Edward G. Brantley	58	Chief Accounting Officer and Controller
Michael R.C. Derbyshire	59	Vice President—Marketing
Donald Munro	58	Vice President—Operations
William L. Thomson	42	Vice President—Assets & Engineering

Douglas G. Smith, 44, has served as our Chief Financial Officer and Treasurer since November 2, 2007. Prior to joining us, Mr. Smith served with Pride as Vice President—Financial Projects from January 2007 to June 2007, as Vice President, Controller and Chief Accounting Officer from May 2004 to December 2006, and Director of Budget and Strategic Planning from March 2003 to May 2004. Mr. Smith is a certified public accountant and has a Bachelors of Business Administration and a Masters of Professional Accounting degree from the University of Texas.

Christopher G. DeClaire, 54, has served as our Vice President and Secretary since our inception. He also served as one of our directors until December 2009 and previously served as a director of Vantage Energy since its inception and served as Vantage Energy’s Chief Financial Officer and Treasurer until November 2, 2007. Mr. DeClaire has over 29 years of business experience. Prior to his involvement with Vantage Energy, Mr. DeClaire successfully founded and sold 5 previous companies in various industries. Mr. DeClaire is the President of DeClaire Interests, Inc., a private investment and consulting firm that he formed in 2002. From 1999 through December 2002, Mr. DeClaire was a principal and managing director of Odyssey Capital, LLC, an investment banking and private equity firm. From 1994 through 1998, Mr. DeClaire founded and served as the Chairman and Chief Executive Officer of Skillmaster, Inc., a temporary staffing company which had over 5,000 full time employees working the areas of IT and engineering at the time it was sold. Mr. DeClaire graduated from Michigan State University in 1982 with a bachelor’s degree in pre-law with a minor in accounting.

Douglas W. Halkett, 52, has served as our Chief Operating Officer since January 15, 2008. Prior to joining us, Mr. Halkett served with Transocean Inc. as Division Manager in Northern Europe (UK & Norway) from January 2004 to November 2007, as an Operations Manager in the Gulf of Mexico from February 2001 to December 2003, and as Operations Manager and Regional Operations Manager in the UK from July 1996 to January 2001. Prior to joining Transocean, Mr. Halkett worked for Forasol-Foramer in various operational and business roles from January 1988 to June 1996, and was assigned in Paris and various locations in the Far East. Mr. Halkett started his career with Shell International in Holland and Brunei in 1982 and joined Mobil North Sea Ltd in 1985. Mr. Halkett earned a First Class Honours Degree in Mechanical Engineering from Heriot Watt University (Edinburgh) in 1981 and attended the Programme for Management Development at Harvard Business School in 2003.

Edward G. Brantley, 58, has served as our Chief Accounting Officer and Controller since April 2008. Prior to joining us, Mr. Brantley served with Transmeridian Exploration Incorporated, an international exploration and production company, as Vice President and Chief Accounting Officer from 2005 to 2008. Prior to joining Transmeridian, Mr. Brantley was employed by Pride from 2000 to 2005 where he served in several capacities including Treasurer and Vice President and Chief Accounting Officer. Prior to joining Pride, Mr. Brantley was employed by Baker Hughes, Inc., an international oilfield services provider, for 11 years in various positions including Vice President—Finance of Baker Sand Control and Controller of Baker Hughes Inteq. Mr. Brantley is a certified public accountant and graduated from the University of Mississippi with a B.B.A. in Accounting.

Michael R.C. Derbyshire, 59, has served as our Vice President—Marketing and that of Vantage Energy, our predecessor, since January 15, 2008. Prior to joining us, Mr. Derbyshire served Pride from July 2006 to January 2008 as Regional Marketing & Business Development Manager for Asia Pacific, based in Singapore, and from July 1996 to July 2006 as Regional Marketing and Business Development Manager for the Middle East, based in Dubai. From 1982 to 1996 Mr. Derbyshire held various management positions with Forasol Foramer. Mr. Derbyshire began his professional career in the construction industry as a surveyor and served companies such as John Mowlem and Bernard Sunleys, before moving to the oil and gas industry in 1982.

Donald Munro, 58, has served as our Vice President—Operations since March 1, 2009, and previously served as our Operations Manager beginning on May 1, 2008. Prior to joining us, Mr. Munro served in a variety of positions across the globe during his more than 26 years of experience with Transocean Inc., most recently as General Manager—India from April 2006 until February 2008, Operations Manager—Indonesia from February 2005 until March 2006, and as Operations Manager—North Sea from July 2001 until January 2005.

William L. Thomson, 42, has served as our Vice President of Assets & Engineering since March 8, 2008. Prior to joining us, Mr. Thomson worked for Transocean, and predecessor companies, beginning in 1994, where, in addition to other roles, Mr. Thomson served as Operations Manager – Assets in the United Kingdom sector of the North Sea managing ten semi-submersibles and as Technical Support Manager – Africa. Additionally, Mr. Thomson worked extensively as a Project Manager responsible for various refurbishments, upgrades and new build jackup projects in shipyards in Africa, Asia, Europe, and the Middle East. Mr. Thomson earned an Honours degree in Naval Architecture and Offshore Engineering from the University of Strathclyde (UK) in 1992 and a PgD in Oil and Gas Law from the Robert Gordon University in 2006.

Certain Relationships and Related Party Transactions

In the ordinary course of our business and in connection with its financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater shareholders. All of the transactions set forth below were approved by the unanimous vote of the Board of Directors. We believe that we have executed all of the transactions set forth below on terms that were in the best interests of our shareholders. The Audit Committee is responsible for approving related party transactions. The Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflict of interest situations. Such transactions must be approved by the Audit Committee prior to consummation.

Purchase Agreement to Acquire Dragonquest

On March 20, 2012, we entered into a purchase agreement (the “Dragonquest Purchase Agreement”) with Valencia Drilling Corporation (“Valencia”), an affiliate of F3 Capital, for the acquisition of all of Valencia’s rights and obligations under the shipbuilding contract for the deepwater drillship Dragonquest, together with related rig equipment, for an aggregate purchase price of $164 million, plus up to $5 million of Valencia’s expenses we agreed to pay in conjunction with the closing of the transaction. Upon closing the transaction, we paid approximately $70 million of the purchase price in satisfaction of a bridge loan obtained by Valencia for purposes of financing the Dragonquest, approximately $2 million of the purchase price as the final payment for certain rig equipment purchased by Valencia, approximately $0.5 million of the purchase price to the shipyard, and a balance of approximately $78 million to Valencia. Pursuant to the terms of the Dragonquest Purchase Agreement, we made a final payment of $12 million to Valencia in August 2012. Upon closing the transactions contemplated by the Dragonquest Purchase Agreement, the Dragonquest was renamed the Titanium Explorer.

Voting Agreement and Irrevocable Proxy

As a condition to us entering into the Dragonquest Purchase Agreement, F3 Capital and Mr. Hsin-Chi Su entered into a voting agreement and irrevocable proxy pertaining to F3 Capital’s ownership of our ordinary shares (the “Voting Agreement”). Under the Voting Agreement, F3 Capital was required to vote its shares in favor of an increase in our authorized capital by 100,000,000 ordinary shares and, must, for a period of twelve months after the date of the Dragonquest Purchase Agreement, vote its shares in favor of the slate of directors approved by the Nominating & Corporate Governance Committee of our Board of Directors. During the term of the Voting Agreement, F3 Capital is permitted to suggest other individuals for nomination to the Board of Directors in substitution of any of the four F3 Capital-nominated directors that currently serve on the Board of Directors, subject to the Nominating & Corporate Governance Committee’s review and approval. In the event of a breach of the Voting Agreement by F3 Capital, we have the right to cancel our obligations to F3 Capital under the F3 Capital Note referred to below.

Undertaking Agreement

In connection with the execution of the Dragonquest Purchase Agreement, we agreed in a separate letter agreement to perform certain undertakings (the “Undertaking Letter”). Pursuant to the Undertaking Letter, we must provide F3 Capital with the right to subscribe for up to a 34.6% interest in certain offerings of ordinary shares or debt convertible into ordinary shares for twelve months following the closing of the Dragonquest Purchase Agreement. Subject to the rules, restrictions, and limitations of the NYSE MKT, F3 Capital may apply the principal owed to it under the F3 Capital Note to any such subscription. The Undertaking Letter also provides that for a period of twelve months following the closing of the Dragonquest Purchase Agreement, we must not enhance the employment or terms of certain members of founder management or enter into agreements containing more restrictive change of control provisions than currently in effect. We were also required to use our best efforts to obtain the shipyard’s consent to assign to F3 Capital our option to construct a drillship similar to the Tungsten Explorer, and such requirement was fulfilled in 2012.

Platinum Explorer Transaction

In September 2007, Mandarin Drilling Corporation, an affiliate of F3 Capital, entered into a shipbuilding contract for the construction of the Platinum Explorer. In March 2008, Vantage Energy, our predecessor, entered into a purchase agreement to acquire the Platinum Explorer from Mandarin. In November 2008, we agreed to restructure the purchase transaction through the purchase of a 45% ownership interest in Mandarin from F3 Capital, with ownership of the Platinum Explorer to be retained by Mandarin upon completion of the construction of the drillship. We agreed to purchase this ownership interest for total consideration of approximately $190.0 million in cash and issuance of warrants to purchase up to approximately 1,980,000 ordinary shares.

Share Sale and Purchase Agreement

On July 30, 2010, we completed the acquisition of the remaining 55% ownership interest in Mandarin (the “Mandarin Acquisition”) pursuant to the Share Sale and Purchase Agreement dated July 6, 2010 between us and F3 Capital (the “Mandarin Agreement”) for total consideration of $139.7 million, consisting of (i) approximately $79.7 million in cash, including $64.2 million paid directly to the shipbuilder for installment payments on the Platinum Explorer, and (ii) the F3 Capital Note referred to below. Under the Mandarin Agreement, we are required to indemnify F3 Capital for any losses suffered under the guarantee to the shipbuilder. The Mandarin Agreement, the F3 Capital Note and the other agreements entered into in connection with the Mandarin Agreement, including those described below, were each approved by a Special Committee of the Board of Directors composed of Messrs. Jorge Estrada, Marcelo Guiscardo and Steinar Thomassen, each an independent director, and by the Audit Committee of our Board of Directors.

F3 Capital Note

As part of the purchase price for the Mandarin Acquisition, we issued a $60.0 million promissory note to F3 Capital (the “F3 Capital Note”). The F3 Capital Note accrues interest at 5% per annum and will mature 90 months from the issue date. The F3 Capital Note contains a preemptive right covenant that provides F3 Capital with the right to purchase a pro-rata portion of any equity or convertible debt that we offer so long as the F3 Capital Note is outstanding. If we do not repay the F3 Capital Note on its scheduled maturity date or upon the occurrence of certain customary default provisions, the interest rate on any amounts outstanding under the F3 Capital Note will rise to 10% per annum. The F3 Capital Note provided that it could have been converted into our ordinary shares, if the issuance of shares to F3 Capital was approved by our shareholders, at a conversion price of $1.10 per share, subject to customary anti-dilution covenants. At our shareholder’s meeting in January 2011, shareholders did not approve the issuance of shares to F3 Capital that would have permitted conversion of the F3 Capital Note. If our shareholders had approved the conversion, the F3 Capital Note would have been convertible into at least 54,545,454 ordinary shares, and F3 Capital would beneficially own approximately 43.5% of our ordinary shares as of February 1, 2013.

Management Services Agreement

In September 2009, North Pole Drilling Corporation (“North Pole”), an affiliate of F3 Capital, agreed with the shipbuilder to suspend construction activities on builders hull #3608 for one year. Consequently we agreed with North Pole to suspend for a corresponding period of time obligations under our agreement with North Pole to provide construction supervision services. In November 2009, pursuant to the terms of the construction supervision agreement, North Pole cancelled the agreement. The management fee revenue of approximately

$3.0 million for construction services rendered by us in 2009 prior to the suspension and cancellation has not been paid, nor interest thereon, as of December 31, 2012 and remains currently due and payable. We have issued several demand letters to North Pole regarding payment of the overdue amount, and will continue to pursue all remedies, including remedies, to collect this outstanding amount. In August 2012, we filed suit against Mr. Hsin-Chi Su, the ultimate beneficial owner of North Pole, in a separate legal proceeding.

Consulting Agreement with John C.G. O’Leary

In May 2012, we renewed our consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of our Board of Directors. Pursuant to the terms of the consulting agreement, Strand Energy provides us with consulting services to the offshore oil and gas markets. We pay Strand Energy a monthly consulting fee of $30,000, and Strand may receive a completion fee equal to 1.0% of the total value or benefit of any transaction which was originated by Mr. O’Leary or to which he provided a significant contribution, subject to an annual maximum. Additionally, under the terms of the consulting agreement, Mr. O’Leary is entitled to participate in our benefit and incentive compensation programs. Unless terminated earlier, this agreement will terminate on April 30, 2015. Under the terms of the consulting agreement, Mr. O’Leary remains free to perform certain consulting work for other companies and is eligible to receive fees on transactions with us where he has performed consulting services for the other parties to the transaction. For more information, see “Executive Compensation—Director and Consultant Compensation Paid to John C.G. O’Leary.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our ordinary shares to file with the SEC reports regarding their ownership and changes in ownership of our ordinary shares. They are also required to provide us with copies of any forms they file. Based solely on our review of the reports furnished to us, we believe that during the year ended December 31, 2012, all reports filed by our directors and executive officers under Section 16(a) were made timely.

Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of our ordinary shares may deliver only one copy of this proxy statement to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this proxy statement, now or in the future, should submit their request to us by telephone at (281) 404-4700, or by submitting a written request to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Shareholder Proposal Information

If you want to present a proposal from the floor at the 2014 Annual General Meeting or nominate a person for election to the Board of Directors at such meeting, you must give us written notice no later than October 18, 2013 and follow the procedures outlined in our M&A. In addition, if any shareholder intends to present a proposal to be considered for inclusion in our proxy statement for the 2014 Annual General Meeting of Shareholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to the company. Any such notice must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy materials and set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act. If the date of the 2014 Annual General Meeting of Shareholders is more than 30 days from March 18, 2014, the anniversary date of the Meeting, a notice will be timely if we receive it a reasonable time before we begin to print and send our proxy materials for such meeting. Notices should be sent to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. You may also request a copy of the provisions of our M&A governing the requirements for notice at the above address.

Other Matters

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement.

By Order of the Board of Directors,

Christopher G. DeClaire
Corporate Secretary

February 15, 2013

VANTAGE DRILLING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VANTAGE DRILLING COMPANY FOR THE

EXTRAORDINARY GENERAL MEETING IN LIEU OF ANNUAL GENERAL MEETING OF THE COMPANY TO BE HELD ON

MARCH 18, 2013

The undersigned hereby appoints Douglas G. Smith and Christopher G. DeClaire or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the ordinary shares of Vantage Drilling Company that the undersigned would be entitled to vote at the Extraordinary General Meeting in Lieu of Annual General Meeting of the Company to be held at 9:30 a.m., Houston time on March 18, 2013 at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, 51st Floor, Houston, Texas 77010, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such meeting and at any adjournment or postponement thereof.

PROXY

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 THROUGH 5. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

The undersigned hereby acknowledges receipt of the Notice of the Extraordinary General Meeting in Lieu of Annual General Meeting of the Company and accompanying proxy statement.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement and proxy card are available at www.vantagedrilling.com/proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

For address changes and/or comments, please write them below YES NO

Please indicate if you plan to attend this meeting

SEE REVERSE SIDE

5TO VOTE BY MAIL, PLEASE DETACH HERE5

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Shareholders in the U.S. and Canada please call toll-free 1-888-216-1339 on a Touch-Tone Telephone and follow the instructions on the reverse side. If outside the U.S. or Canada please call 1-215-521-1348.

or

2. Vote by Internet at our Internet Address: https://www.proxyvotenow.com/vtg. or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Please mark vote as indicated in this example

The Board of Directors recommends a vote FOR all nominees in proposal 1 and FOR proposals 2 through 5.

1. Election of Directors

Paul A. Bragg

Steven Bradshaw

Jorge E. Estrada

Robert F. Grantham Marcelo D. Guiscardo

Ong Tian Khiam Duke R. Ligon John C.G. O’Leary Steinar Thomassen

Proposal to approve an ordinary resolution to amend the Company’s 2007 Long-Term Incentive Compensation Plan to increase the number of ordinary shares authorized for issuance thereunder.

Proposal to approve an ordinary resolution to ratify the material terms of executive officer performance goals to be used by the Compensation Committee for certain executives from the date of the Meeting to the date of the meeting of our shareholders to be held in 2018.

Proposal to approve an ordinary resolution to ratify the appointment of UHY LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Proposal to approve, by a shareholder non-binding advisory vote, the compensation paid to the Company’s named executive officers, commonly referred to as a “say on pay” proposal.

To transact such other business as may properly come before the Meeting.

Date: , 2013

Signature

Signature

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders should sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TO VOTE BY MAIL, PLEASE DETACH HERE

VOTE BY TELEPHONE OR INTERNET

QUICK *** EASY *** IMMEDIATE

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A: You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 1 in order to vote on each proposal separately.

OPTION B: If you prefer not to select a voting choice with respect to each proposal, you may press 2 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

VOTE BY INTERNET: THE WEB ADDRESS IS www.proxyvotenow.com/vtg. You will need your CONTROL NUMBER to access this system.

THANK YOU FOR VOTING.

Shareholders in the U.S. and Canada

Please Call ** Toll Free ** On a Touch-Tone Telephone 1-888-216-1339 There is NO CHARGE to you for this call.

If outside the U.S. or Canada please call 1-215-521-1348

CONTROL NUMBER for Telephone/Internet Voting